As filed with the Securities and Exchange Commission on January 30, 2026

File No. 000-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TCW SPECIALTY LENDING LLC

(Exact name of registrant as specified in charter)

Delaware	33-4588344
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 19th Floor Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(617) 936-2275

(Registrant’s telephone number, including area code)

with copies to:

Andrew Bowden, Esq. Executive Vice President and General Counsel The TCW Group, Inc. 515 South Flower Street Los Angeles, California 90071 (213) 244-0000	Vadim Avdeychik, Esq. Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 (212) 909-6000

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Limited Liability Company Units (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

TCW Specialty Lending LLC is filing this registration statement on Form 10 (this “Registration Statement”) under the Exchange Act, on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “1940 Act”). In this Registration Statement, each of the “Company,” “we,” “us,” and “our” refers to TCW Specialty Lending LLC and the “Adviser” refers to TCW Asset Management Company LLC, unless otherwise specified.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Once this Registration Statement is deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Upon the effectiveness of this Registration Statement, we will also be subject to the proxy rules in Section 14 of the Exchange Act, and we and our directors, officers and principal unitholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. The Securities and Exchange Commission (the “SEC” or the “Commission”) maintains a website (http://www.sec.gov) that contains the reports mentioned in this section.

In connection with the foregoing, we will file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we will become subject to the 1940 Act requirements applicable to BDCs.

•	The Company’s Units (as defined herein) are not currently listed on an exchange, and it is uncertain whether a secondary market will develop.

•	Repurchases of Units by the Company, if any, are expected to be very limited.

•	An investment in the Company may not be suitable for investors who may need the money they invest in a specified time frame.

•

The Company intends to invest primarily in privately-held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.

•	The privately-held companies and below-investment-grade securities in which the Company will invest will be difficult to value and are illiquid.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation:

•	uncertainty surrounding global political and financial stability, including the liquidity of the banking industry;

•

an economic downturn could disproportionately impact the companies which we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	our lack of performance history;

•	our future operating results;

•

an inability to replicate the historical success of any previously launched fund managed by the private credit team of our investment adviser, TCW Asset Management Company LLC (the “Adviser”, also the “Administrator”);

•	the loss of key personnel of the Adviser;

•	the ability of The TCW Group, Inc. to attract and retain highly talented professionals that can provide services to the Adviser and the Administrator;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the adequacy of our financing sources and working capital, and our ability to generate sufficient cash to pay our operating expenses;

•	the costs associated with being an entity registered with the SEC;

•	a contraction of available credit could impair our ability to obtain leverage;

•	the use of borrowed money to finance a portion of our investments;

•

our ability to qualify and maintain our qualification as a regulated investment company, or “RIC,” under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and as a BDC and the related tax implications;

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our portfolio companies to achieve their financial and other business objectives;

•	our business prospects and the prospects of our portfolio companies;

•	competition with other entities and our affiliates for investment opportunities;

•

the impact of changing market conditions and lending standards on our ability to compete with other industry participants, including other business development companies, private and public funds, individual and institutional investors, and financial institutions for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	a decline in interest rates could adversely impact our results as all of our debt investments bear interest based on floating rates;

•	interest rate volatility could adversely affect our results, particularly to the extent we use leverage as part of our investment strategy;

•

potential illiquidity and lack of a viable trading market for limited liability company units of the Company (the “Units”), and the uncertainty that any future trading market could be sustained, as well as our Units trading below net asset value (“NAV”);

•

uncertainties with regard to the long-term value of or dilution of interests in our Units, given the possibility of the issuance of additional shares or the issuance of preferred units of the Company (“Preferred Units”);

•	the effect of legal, tax and regulatory changes;

•	our contractual arrangements and relationships with third parties;

•	the satisfaction of the conditions to the completion of the Exchange Offer (as defined herein);

•	the tax status of the Exchange Offer and the Other Exchange Steps (as defined herein);

•	our ability to operate as a standalone company after the completion of the Exchange (as defined herein); and

•	the other risks, uncertainties and other factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward- looking statements, which apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. The safe harbor provisions of Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

SUMMARY OF RISK FACTORS

Investing in our Units involves a number of significant risks. You should carefully consider information found in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. Some of the risks involved in investing in our Units include:

•

We are a new company and we are subject to all of the business risks and uncertainties associated with any business with a limited operating history, including the risk that we will not achieve our investment objective and that the value of our Units could decline substantially.

•

The Adviser may frequently be required to make investment analyses and decisions on an expedited basis in order to take advantage of investment opportunities, and our Adviser may not have knowledge of all circumstances that could impact an investment by us.

•

Our management and incentive fee structure may create incentives for the Adviser that are not fully aligned with the interests of our Unitholders (as defined herein) and may induce the Adviser to make speculative investments.

•

If the capital markets experience disruption for an extended period of time, there is a risk that you may not receive distributions or that our distributions may not grow over time and a portion of our distributions may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Company. A return of capital is treated as a non-dividend distribution for tax purposes and is not subject to current tax. A return of capital reduces a shareholder’s tax cost basis in Company’s Units. Any capital returned to you through distributions will be distributed after payment of fees and expenses.

•	Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and non- compliance with the Sarbanes-Oxley Act would adversely affect us and the value of our Units.

•

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Units less attractive to investors.

•

Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital. As a BDC, the necessity of raising additional capital exposes us to risks, including the typical risks associated with leverage.

•	We intend to finance our investments with borrowed money. Our inability to access leverage in a timely fashion may inhibit our ability to make timely investments.

•

The Adviser and its affiliates, including our officers and some of our directors, may face conflicts of interest caused by compensation arrangements with us and our affiliates, which could result in increased risk-taking by us.

•

We generally will not control the business operations of our portfolio companies and, due to the illiquid nature of our holdings in our portfolio companies, we may not be able to dispose of our interests in our portfolio companies.

•

Our portfolio may be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

•	An investment strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies.

•

Our business model depends to a significant extent upon strong referral relationships with private equity sponsors, financial intermediaries, direct lending institutions and other counterparties that are active in our markets. Any inability of the Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

•	There is no public market or active secondary market for many of the investments that we intend to make and hold and as a result, these investments may be deemed illiquid.

•	The collateral securing a senior loan may be insufficient to protect us against losses or a decline in income in the event of a borrower’s non-payment of interest or principal.

•

To the extent original issue discount and payment-in-kind (“PIK”) interest income constitute a portion of our income, we will be exposed to risks associated with the deferred receipt of the cash representing such income.

•

We may make investments in highly levered companies. Price declines in the corporate leveraged loan market may adversely affect the fair value of our portfolio, reducing our NAV through increased net unrealized depreciation and the incurrence of realized losses.

•

We will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They will also be difficult to value and are illiquid.

•	If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

•	If we make additional offerings of Units in the future, a unitholder may be required to make additional purchases of our Units on one or more dates to be determined by us.

•

The amount of any distributions we may make on our Units is uncertain. We may not be able to pay you distributions or be able to sustain distributions at any particular level, and our distributions per Unit, if any, may not grow over time, and our distributions per share may be reduced.

•

There is no public market for our Units, nor can we give any assurance that one will develop in the future. Furthermore, repurchases of Units by us, if any, are expected to be limited. As a result, an investment in the Units may not be suitable for investors who may need the money they invest in a specified time frame.

•

You should not expect to be able to sell Units regardless of how we perform. As a result, if you are unable to sell your Units, you will be unable to reduce your exposure on any market downturn that affects our portfolio.

•

We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the value of our Units and our ability to pay distributions.

Item 1. Business.

(a)	General Development of Business

We were formed on April 14, 2025 as a limited liability company under the laws of the State of Delaware and operate pursuant to a limited liability company agreement dated August 12, 2025, which we expect to be amended and restated in connection with the closing of the Exchange Offer (as defined below) (as so amended and restated, the “LLC Agreement”). On August 12, 2025, we filed a Certificate of Amendment of Certificate of Formation with the Secretary of State of the State of Delaware to change our name from “TCW Direct Lending VIII Perpetual BDC LLC” to “TCW Specialty Lending LLC.” We expect to conduct a private offering of our Units to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

We anticipate commencing our loan origination and investment activities on the date we issue Units to persons not affiliated with the Adviser, which we refer to as the “Initial Closing Date.” TCW Direct Lending VIII

LLC (“DL VIII”), the Company and the Adviser submitted their amended and restated application (File No. 812-15775, December 12, 2025) to the SEC for an order exempting DL VIII, the Company and the Adviser from certain provisions of the 1940 Act (the “Split-Off Exemptive Relief Application”) to the extent necessary to permit the completion of the Exchange. DL VIII, the Company and the Adviser expect to obtain relief from the SEC (the “Split-Off Exemptive Order”) before the completion of the Exchange Offer, which will grant the requested exemptions described in the Split-Off Exemptive Relief Application. It is a condition to the completion of the Exchange Offer that DL VIII and the Company rely on the Split-Off Exemptive Order.

On January 14, 2026, the Company and DL VIII commenced an offer to exchange (the “Exchange Offer”) the outstanding common limited liability units of DL VIII (the “DL VIII Units”) for our Units. The Exchange Offer is expected to expire on February 20, 2026, unless the Exchange Offer is extended or terminated. See “Item 10. Recent Sales of Unregistered Securities.”

Prior to or at the time of the completion of the Exchange Offer, and subject to the terms and conditions of the Exchange Offer, DL VIII and the Company have taken, or will take, the steps described below (such steps, the “Other Exchange Steps”) in addition to the filing of this Registration Statement with the SEC:

•	the Company will elect to be regulated as a BDC under the 1940 Act;

•

the Company will enter into a subscription agreement (the “New Subscription Agreement”) with each tendering unitholder, pursuant to which each tendering unitholder will make a capital commitment (a “Commitment”) to the Company to purchase additional Units in an aggregate amount equal to the pro rata portion of its available Commitment to DL VIII corresponding to the percentage of DL VIII Units tendered and accepted for exchange relative to all DL VIII Units held by the tendering unitholder as of the date of the Company’s acceptance of its New Subscription Agreement, subject to the terms and conditions described in the New Subscription Agreement;

•	the Company and the Adviser will enter into the Advisory Agreement and the Administration Agreement (each as defined herein);

•

the Company or its wholly-owned subsidiary will enter into a new credit facility (the “Credit Facility”) and draw down an amount equal to the pro rata portion of DL VIII’s existing indebtedness determined as of the first day of the calendar month following the month in which the conditions to the completion of the Exchange Offer are satisfied or waived attributable to the DL VIII Units that have been validly tendered and accepted for exchange, which amount will be distributed to DL VIII and will be used to pay down DL VIII’s current outstanding senior secured revolving credit facility;

•

DL VIII will transfer to the Company a pro rata share of all of the assets and other liabilities currently held by DL VIII, including each of DL VIII’s portfolio investments, proportionate to the number of DL VIII Units that have been validly tendered and accepted for exchange; and

•	the Company will issue Units to tendering unitholders in exchange for units received by DL VIII and the Units that DL VIII holds in the Company will automatically be canceled for no consideration.

The completion of the Exchange Offer, together with the Other Exchange Steps, is referred to as the “Exchange.” Immediately after the completion of the Exchange, remaining unitholders of DL VIII and Company Unitholders will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by Unitholders immediately prior to the completion of the Exchange. Following the Exchange, the Company will no longer be a subsidiary of DL VIII. See “Item 4. Security Ownership of Certain Beneficial Owners and Management.”

We are an externally managed, closed-end, non-diversified management investment company, that intends to file an election to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Code. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of

Business—Regulation as a Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

We are a direct lending investment company that will seek to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle market companies or other issuers. Middle market companies are generally defined as companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $10 million to $75 million at the time of investment. We will be managed by the TCW Private Credit Group (the “Private Credit Group”), a group of 44 investment professionals that will use the same investment strategy employed by the Private Credit Group over the past 25 years.

Although we will be primarily focused on investing in senior secured debt obligations, there may be occasions where our investments may be unsecured. We may also consider making an equity investment, in combination with a debt investment. Our investments will mostly be made in portfolio companies formed as corporations, partnerships and other business entities. We estimate the general maturity and duration for our investments to be approximately five years. We currently expect to focus our investments in portfolio companies in a variety of industries. While we intend to focus on investments in middle market companies, we may invest in larger or smaller companies. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We will consider financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, debtor-in-possession loans, bridge loans and Chapter 11 exits.

The issuers in which we intend to invest will typically be highly leveraged, and, in most cases, these investments will not be rated by any rating agency. If these investments were rated, we believe that they would likely receive a rating from a nationally recognized statistical rating organization of below investment grade, which is often referred to as “junk.” Exposure to below investment grade securities involves certain risks, and those securities are viewed as speculative with respect to the issuer’s capacity to pay interest and repay principal.

Because we intend to qualify as a RIC under the Code, our portfolio will be subject to diversification and other requirements. See “—Certain U.S. Federal Income Tax Consequences.” In addition to those diversification requirements, we will not invest more than 10% of investors’ aggregate Commitments in any single portfolio company.

We may borrow money from time to time, but do not intend to exceed a 2:1 debt-to-equity ratio, or such other maximum amount as may be permitted by applicable law. In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of proposed borrowings as well as the risks of such borrowings compared to our investment outlook. The use of borrowed funds or the proceeds of Preferred Units issued by the Company to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing Preferred Units would be borne by the holders of the Units (each, a “Unitholder”). See “Item 1A. Risk Factors—Borrowing Money.”

As part of the Exchange, we will enter into a credit agreement consisting of a senior secured revolving credit facility (i.e., the Credit Facility), which, in addition to the Commitments made available through the New Subscription Agreements, will provide us with the necessary capital to commence operations. All costs related to entry into the Credit Facility will be borne by our Unitholders.

(b)	Financial Information about Industry Segments

Our operations comprise only a single reportable segment. See “Item 2. Financial Information.”

(c)	Description of Business

The Adviser

Our investment activities will be managed by the Adviser. Subject to the overall supervision of our board of directors, the Adviser will manage our day-to-day operations and provide investment advisory and management services to us pursuant to the investment management and advisory agreement (the “Advisory Agreement”) by and between the Adviser and us.

The Adviser is a Delaware limited liability company registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has been since 1970. The Adviser is a wholly owned subsidiary of The TCW Group, Inc. (the “TCW Group”), a Nevada corporation. The Carlyle Group, LP, a global alternative asset manager organized under the laws of Delaware, may be deemed to be a control person of the Adviser by reason of its control of certain investment funds that indirectly hold a controlling interest in the voting stock of TCW Group. In addition, TCW Group’s management and employees as a group may be deemed to be a control person of the Adviser by reason of their collective ownership of equity in TCW Group. Nippon Life Insurance Company, a mutual insurance company organized under the laws of Japan, holds a non-controlling minority equity interest in TCW Group. The Adviser, together with its affiliated companies (collectively, “TCW”) manages or has committed to manage approximately $206 billion of assets as of December 31, 2025. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including TCW Direct Lending LLC, TCW Direct Lending VII and TCW Star Direct Lending LLC (together with their five predecessor funds, the “Direct Lending Funds”).

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis.

The Private Credit Group

TCW’s Private Credit Group joined the TCW Group in December 2012. The Private Credit Group was previously affiliated with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. The Private Credit Group launched the Company as its eighth Direct Lending Fund. The Private Credit Group is led by Richard Miller and currently includes a group of 44 investment professionals who have substantial investing, corporate finance and merger and acquisition expertise and also significant experience in leveraged transactions, high yield financings and restructurings.

The Private Credit Group and other investment professionals of the Adviser have extensive experience in the capital markets, including work on deal origination, due diligence, transaction structuring, and portfolio management in the public and private markets across a wide spectrum of securities and industries. The Adviser believes that the experience of its investment professionals, and the Private Credit Group in particular, should position us to achieve attractive risk-adjusted returns.

The investment approach of the Private Credit Group is primarily to originate and invest in loans to middle market companies and generally focuses on the following:

•	Investing in adjustable-rate, senior secured investment opportunities;

•	Maintaining a principal preservation/absolute return focus;

•	Investing capital in a disciplined manner with an eye towards finding opportunities in both positive and negative markets, without attempting to time markets; and

•	Evaluating investment opportunities on a risk-adjusted return basis.

We will employ the investment approach and strategy the Private Credit Group developed and implemented over the past 25 years of investing in the middle markets. The approach will focus on the fundamental objectives of preserving capital and generating attractive risk-adjusted returns.

The Private Credit Group’s Investment Committee

The Private Credit Group’s investment committee (the “Investment Committee”) evaluates and approves all investments by the Adviser. The Investment Committee process is intended to bring the diverse experiences and perspectives of the committee members to the analysis and consideration of every investment. The Investment Committee determines appropriate investment sizing, structure, pricing, and ongoing monitoring requirements for each investment, thus serving to provide investment consistency and adherence to the Adviser’s investment philosophies and policies. In addition to reviewing investments, the Investment Committee meetings serve as a forum to discuss credit views and outlooks. Potential transactions and deal flow are also reviewed on a regular basis. The team’s investment professionals are encouraged to share information and views on credits with the Investment Committee early in their analysis. This process improves the quality of the analysis and enables the investment team members to work more efficiently. Each proposed transaction is presented to the Investment Committee for consideration in a formal written report. Each of our new investments, and the disposition or sale of each existing investment, must be approved by the Investment Committee.

The Adviser will keep our board of directors well informed as to the identity and title of each member of its Investment Committee and provide to the board of directors such other information with respect to such persons and the functioning of the Investment Committee and the Private Credit Group as the board of directors may from time to time request.

The Investment Committee is composed of six members of the Private Credit Group. The members of the Investment Committee are Richard T. Miller, Suzanne Grosso, Ryan Carroll, Jim Synborski, Mark Gertzof and David Wang. Richard T. Miller, Suzanne Grosso, Mark Gertzof, Jim Synborski and David Wang, are referred to as “Key Persons” of the Company.

We expect to use the expertise of the members of the Investment Committee (including Mr. Miller, Ms. Grosso, Mr. Carroll, Mr. Synborski, Mr. Gertzof and Mr. Wang), and the Private Credit Group to assess investment risks and determine appropriate pricing for our investments. In addition, we expect that the relationships developed by the Private Credit Group will enable us to learn about, and compete effectively for, financing opportunities with attractive middle market companies. For additional information concerning the competitive risks we face. See “Item 1A. Risk Factors—Competition for Investment Opportunities.”

Investment Management and Advisory Agreement

Pursuant to the Advisory Agreement, the Adviser will:

•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	determine the assets we will originate, purchase, retain or sell;

•	close, monitor and administer the investments we make, including the exercise of any rights in our capacity as a lender; and

•	provide us such other investment advice, research and related services as we may, from time to time, require.

The Adviser’s services under the Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to us are not impaired. Under the Advisory Agreement, the Adviser will receive a management fee and an incentive fee from us as described below.

The Advisory Agreement was approved by our board of directors at the initial board meeting. Unless earlier terminated as described below, the Advisory Agreement will remain in effect for a period of two years from its effective date and will remain in effect from year to year thereafter if approved annually by (i) the vote of our board of directors, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the

Company, the Adviser or any of their respective affiliates (the “Independent Directors”). The Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The Advisory Agreement may be terminated by either party, or by a vote of the majority of our outstanding voting Units or, if less, such lower percentage as required by the 1940 Act, without penalty upon not less than 60 days’ prior written notice to the applicable party. If the Advisory Agreement is terminated according to this paragraph, we will pay the Adviser a pro-rated portion of the Management Fee and Incentive Fee (each as defined below). See “Item 1A. Risk Factors—Dependence on Key Personnel and Other Management.”

The Adviser will not assume any responsibility to us other than to render the services described in, and on the terms of, the Advisory Agreement and the Administration Agreement, and will not be responsible for any action of our board of directors in declining to follow the advice or recommendations of the Adviser. Under the terms of the Advisory Agreement, the Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) and any person who otherwise serves at the request of the board of directors on our behalf (in each case, an “Indemnitee”) will not, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s respective position, be liable to us or to our investors for (a) any mistake in judgment, (b) any act performed or omission made by it or (c) losses due to the mistake, action, inaction or negligence of our other agents.

We will indemnify each Indemnitee for any loss, damage or expense incurred by such Indemnitee on our behalf or in furtherance of the interests of our investors or otherwise arising out of or in connection with the Company, except for losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position or losses due to a violation of an applicable law or regulation by the Indemnitee or (y) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by the Company, the board of directors of the Company and/or the Adviser (or brought or initiated by the Indemnitee against the Company, the board of directors of the Company and/or the Adviser). If we do not have sufficient available funds to satisfy such an indemnification liability or obligation and each Unitholder has already made aggregate contributions pursuant to drawdowns equal to such Unitholder’s Commitment plus amounts that can be recalled as described below in “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Recallable Amounts,” then we may require that each Unitholder return distributions we have previously made to such Unitholder to satisfy its proportionate share of the shortfall; provided, however, that no Unitholder shall be required (i) to return an aggregate amount in excess of the lesser of (a) the aggregate amount of distributions we made to such Unitholder and (b) 25% of such Unitholder’s aggregate Commitment or (ii) to return amounts distributed to such Unitholder more than three years prior to the date such Unitholder is informed of a potential indemnification claim.

U.S. federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Advisory Agreement will constitute a waiver or limitation of any rights that we may have under any applicable federal or state securities laws.

Management Fee

We will pay to the Adviser, quarterly in arrears, a management fee (the “Management Fee”) calculated as follows: 0.3125% (i.e., 1.25% per annum) of the average net assets of the Company, with the average determined based on the net assets of the Company as of the end of the three most recently completed calendar months.

Installments of the Management Fee payable for any partial month, quarter, or any Unit issuances or repurchases by the Company during a calendar month or quarter shall be pro-rated for the actual number of days in such period.

While the Management Fee will accrue from the Initial Closing Date, the Adviser intends to defer payment of such fee to the extent that such fee is greater than the aggregate amount of interest and fee income earned by the Company.

Incentive Fee

The Company will pay to the Adviser an incentive fee (the “Incentive Fee”) quarterly in arrears in two parts as follows:

(a)	Incentive Fee based on income:

(i)

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns (as defined below) in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6.0% annualized) (the “Hurdle Rate”);

(ii)

100% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the Hurdle Rate but is less than a rate of return of 1.71% per quarter (6.86% annualized) (the “Catch-up”). The Catch-up is meant to provide the Adviser with approximately 12.5% of the Company’s Pre-Incentive Fee Net Investment Income Returns as if a Hurdle Rate did not apply if this net investment income exceeds 1.71% in any calendar quarter; and

(iii)

12.5% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.71% (6.86% annualized). This reflects that once the Hurdle Rate is reached and the Catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are payable to the Adviser.

(iv)

“Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on, the value of the Company’s net assets in accordance with generally accepted accounting principles in the United States (“GAAP”) at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter.

(b)

Incentive Fee based on capital gains: Payable at the end of each calendar year in arrears, 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, as calculated in accordance with GAAP, less the aggregate amount of any previously paid capital gains incentive fees. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(c)

A spin-off incentive fee will be payable to the Adviser in respect of the exchanged units (the “Spin-Off Incentive Fee”) on or immediately following the Initial Closing Date (the “Spin-Off Incentive Fee Payment Date”). The Spin-Off Incentive Fee will be calculated as of March 31, 2026 (the “Spin-Off Incentive Fee Calculation Date”) and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value as of the Spin-Off Incentive Fee Calculation Date, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee. The Company will make the Spin-Off Incentive Fee payment in cash as soon as reasonably practicable following the Spin-Off Incentive Fee Payment Date. The Adviser has agreed that promptly following receipt of the Spin-Off Incentive Fee and after payment of any applicable taxes in respect thereof, the Adviser will reinvest an amount equal to the after-tax proceeds of the Spin-Off Incentive Fee in Units of the Company.

The Incentive Fee will be calculated on a cumulative basis and the amount of the Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the Unitholders.

Example Incentive Fee Calculations

The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns.

Example 1: Income Related Portion of Incentive Fee:

Alternative 1

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 1.5%.

•	Hurdle Rate[1] = 1.5%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[2] = 0.25%.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 0.9375%.

Result

•	Management Fee[3] = 0.3125%.

•	Pre-Incentive Net Investment Income does not exceed Hurdle Rate, therefore there is no investment income incentive fee.

Alternative 2

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.1%.

•	Hurdle Rate[4] = 1.5%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[5] = 0.25%.

Result

•	Management Fee[6] = 0.3125%.

[1]	Represents 6.0% annualized Hurdle Rate.
[2]	Hypothetical other expenses. Excludes organizational and offering expenses.
[3]	Represents 1.25% annualized Management Fee.
[4]	Represents 6.0% annualized Hurdle Rate.
[5]	Hypothetical other expenses. Excludes organizational and offering expenses.
[6]	Represents 1.25% annualized Management Fee.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 1.5375%.

•	Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, therefore there is an incentive fee on income.

•	Incentive fee = (100% × “Catch-up”7) + (the greater of 0% AND (12.5% × (Pre-Incentive Fee Net Investment Income – 1.71%))).

= (100% x (Pre-Incentive Fee Net Investment Income – 1.5%)) + 0%

= 100% x (1.5375% -1.5%)

= 100% x 0.0375%

= 0.0375%

Alternative 3

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.50%.

•	Hurdle Rate[8] = 1.5%.

•	Management Fee[9] = 0.3125%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[10] = 0.25%.

Result

•	Management Fee[11] = 0.3125%.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 2.9375%

•	Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, therefore there is an incentive fee on income.

•	Incentive fee = (100% × “Catch-up”12) + (the greater of 0% AND (12.5% × (Pre-Incentive Fee Net Investment Income – 1.71%))).

= (100% x (1.71% – 1.5%)) + (12.5% x (2.9375% – 1.71%))

= (100% x 0.21%) + (12.5% x 1.2275%)

= 0.21% + 0.1534375%

= 0.3634375%

[7]

The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.71% in any calendar quarter.

[8]	Represents 6.0% annualized Hurdle Rate.
[9]	Represents 1.25% annualized Management Fee.
[10]	Hypothetical other expenses. Excludes organizational and offering expenses.
[11]	Represents 1.25% annualized Management Fee.
[12]

The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.71% in any calendar quarter.

Example 2: Capital Gains Portion of Incentive Fee

Alternative 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.

Results (the capital gains incentive fee, if any, would be):

•	Year 1: None.

•	Year 2: $3.75 million capital gains incentive fee, calculated as follows: $30 million realized capital gains on sale of Investment A multiplied by 12.5%.

•

Year 3: None; calculated as follows: $3.125 million cumulative fee (12.5% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $3.75 million (previous capital gains fee paid in Year 2).

•

Year 4: $125,000 capital gains incentive fee, calculated as follows: $3.875 million cumulative fee (12.5% multiplied by $31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B)) less $3.75 million (previous capital gains fee paid in Year 2).

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.

Results (the capital gains incentive fee, if any, would be):

•	Year 1: None.

•

Year 2: $3.125 million capital gains incentive fee, calculated as follows: 12.5% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•

Year 3: $875,000 capital gains incentive fee, calculated as follows: $4.0 million cumulative fee (12.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $3.125 million (previous capital gains fee paid in Year 2).

•

Year 4: $375,000 capital gains incentive fee, calculated as follows: $4.375 million cumulative fee (12.5% multiplied by $35 million cumulative realized capital gains) less $4 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•

Year 5: None. $3.125 million cumulative fee (12.5% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $4.375 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

Administration Agreement

We entered into an administration agreement (the “Administration Agreement”) with the “Administrator under which the Administrator will furnish us with office facilities and equipment, and clerical, bookkeeping and record keeping services. Pursuant to the Administration Agreement, the Administrator will oversee the maintenance of our financial records and otherwise assist with our compliance with BDC and RIC rules, monitor the payment of our expenses, oversee the performance of administrative and professional services rendered to us by others, be responsible for the financial and other records that we are required to maintain, prepare and disseminate reports to our Unitholders and reports and other materials to be filed with the SEC or other regulators, assist us in determining and publishing (as necessary or appropriate) our NAV, oversee the preparation and filing of our tax returns, generally oversee the payment of our expenses and provide such other services as the Administrator, subject to review of our board of directors, shall from time to time determine to be necessary or useful to perform its obligations under the Administration Agreement. The Administrator may perform these services directly, may delegate some or all of them through the retention of a sub-administrator and may remove or replace any sub-administrator.

Payments under the Administration Agreement will be equal to an amount that reimburses the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement. The amounts paid pursuant to the Administration Agreement are subject to Company Expenses Limitation (as defined herein). The Administrator agrees that it would not charge total fees under the Administration Agreement that would exceed its reasonable estimate of what a qualified third party would charge to perform substantially similar services. The costs and expenses paid by the Company and the applicable caps on certain costs and expenses are described below under “Expenses” below.

The Administration Agreement provides that neither the Administrator, nor any director, officer, agent or employee of the Administrator, shall be liable or responsible to us or any of our Unitholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. We will also indemnify the Administrator and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it.

Expenses

Subject to the Company Expenses Limitation (as defined below), we, and indirectly our Unitholders, shall bear and be responsible for all costs, expenses and liabilities in connection with the organization, operations, administration and transactions of the Company (“Company Expenses”). Company Expenses shall include, without limitation: (a) organizational Expenses and any other expenses associated with the issuance of the Units and organizational expenses of a related entity organized and managed by TCW as a feeder fund for the Company and issuance of interests therein; (b) expenses of calculating the Company’s NAV (including the cost and expenses of any independent valuation firm); (c) fees payable to third parties, including agents, consultants, attorneys or other advisors, relating to, or associated with, evaluating and making investments; (d) expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with monitoring our financial and legal affairs, providing administrative services, monitoring or administering our investments and performing due diligence reviews of prospective investments and the corresponding portfolio companies (including expenses of senior advisors, industry experts, operating partners and other similar professionals; provided that only the allocable portion of the total fees, costs and expenses associated with such personnel attributable to their work relating to us will be treated as a Company Expense); (e) costs associated with the Company’s reporting and compliance obligations under the 1940 Act, Exchange Act and other applicable federal or state securities laws; (f) fees and expenses incurred in connection with debt incurred to finance the Company’s investments or operations, and payment of interest and repayment of principal on such debt; (g) expenses related to sales and purchases of Units and other securities; (h) Management Fees and Incentive Fees; (i) administrator fees and expenses payable under the Administration Agreement, provided that any such fees payable to the Administrator shall be limited to what a qualified third party would charge to perform substantially similar services; (j) transfer agent, sub-administrator and custodial fees; (k) expenses relating to the issue, repurchase and transfer of Units to the extent not borne by the relevant transferring Unitholders and/or assignees; (l) federal and state registration fees; (m) federal, state and local taxes and other governmental charges assessed against the Company; (n) Independent Directors’ fees and expenses and the costs associated with convening a meeting of the board of directors or any committee thereof; (o) fees and expenses and the costs associated with convening a meeting of the Unitholders or holders of any Preferred Units, as well as compensation of investor relations professionals responsible for the coordination and administration of the foregoing; (p) costs of any reports, proxy statements or other notices to Unitholders, including printing and mailing costs; (q) costs and expenses related to the preparation of the Company’s financial statements and tax returns; (r) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone, and copying; (t) independent auditors and outside legal costs, including legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator, pertaining to the Company; (u) compensation of other third party professionals to the extent they are devoted to preparing the Company’s financial statements or tax returns or providing similar “back office” financial services to the Company; (v) Adviser costs and expenses (excluding travel) in connection with identifying and investigating investment opportunities for the Company, monitoring the Company’s investments and disposing of any such investments; (w) portfolio risk management costs; (x) commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees); (y) costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Company, including in each case services with respect to the proposed purchase or sale of securities by the Company that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated); (z) costs of amending, restating or modifying the LLC Agreement or Advisory Agreement or related documents of the Company or related entities; (aa) fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of the Company or related entities; and (bb) all other properly and reasonably chargeable expenses incurred by the Company or the Administrator in connection with administering the Company’s business.

Notwithstanding the foregoing, we will not bear more than (a) an amount equal to 10 basis points of the aggregate Commitments to the Company for organizational expenses and offering expenses in connection with the offering of Units and (b) 12.5 basis points of the greater of total commitments or total assets computed annually for Company Expenses (“Company Expenses Limitation”); provided, that, any amount by which actual annual expenses in (b) exceed the Company Expenses Limitation shall be reimbursed to us by the Adviser in the year such excess is incurred with any partial year assessed and reimbursed on a pro rata basis; and provided, further, that in determining the Company Expenses subject to the Company Expenses Limitation in (b), the following expenses shall be excluded and shall be borne by the Company as incurred without regard to the Company Expenses Limitation in (b): the Management Fee, the Incentive Fee, organizational and offering expenses (which are subject to the separate cap), amounts incurred in connection with the Company’s borrowings (including collateral agent (security trustee) fees, interest, bank fees, legal fees and other transactional expenses arising out of or related to any borrowing or borrowing facility and similar costs), transfer agent fees, federal, state and local taxes and other governmental charges assessed against the Company, out-of-pocket expenses of calculating the Company’s NAV (including the cost and expenses of any independent valuation firm engaged for that purpose and the costs and expenses of the valuation of the portfolio investments performed by the Company’s independent auditors in order to comply with applicable Public Company Accounting Oversight Board standards), out-of-pocket costs and expenses incurred in connection with arranging or structuring investments and their ongoing operations (including expenses and liabilities related to the formation and ongoing operations of any special purpose entity or entities in connection with an investment), out-of-pocket legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator pertaining to the Company, out-of-pocket costs and expenses relating to any reorganization or liquidation of the Company, directors and officers/errors and omissions liability insurance, and any extraordinary expenses (such as litigation expenses and indemnification payments). Notwithstanding the foregoing, amounts reimbursed pursuant to the Company Expenses Limitation in any year may be carried forward by the Adviser and recouped in future years where the Company Expenses Limitation is not exceeded but in no event will we carry forward to future periods the amount by which actual annual Company Expenses for a year exceed the Company Expenses Limitation for more than three years from the date on which such expenses were reimbursed.

Employees

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided through the Administration Agreement and the Advisory Agreement. Each of our executive officers described under “Item 5. Directors and Executive Officers” is an employee of the Adviser.

License Agreement

We will enter into a license agreement (the “License Agreement”) with an affiliate of the Adviser, pursuant to which we will be granted a non-exclusive license to use the name “TCW”. Under the License Agreement, we will have a right to use the “TCW” name and logo for so long as the Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we will have no legal right to the “TCW” name or logo.

Competition

We will compete for investments with a number of BDCs and other investment funds (including private equity funds and venture capital funds), special purpose acquisition company sponsors, investment banks that underwrite initial public offerings, hedge funds that invest in private investments in public equities, traditional financial services companies such as commercial banks, and other sources of financing. Many of these entities have greater financial and managerial resources than we do. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act and the Code will impose on us as a BDC and a RIC.

Derivatives

We do not expect derivatives to be a significant component of our investment strategy. We retain the flexibility, however, to utilize hedging techniques, such as interest rate swaps, to mitigate potential interest rate risk on our indebtedness. Such interest rate swaps would principally be used to protect us against higher costs on our indebtedness resulting from increases in both short-term and long-term interest rates.

We also may use various hedging and other risk management strategies to seek to manage additional risks, including changes in currency exchange rates and market interest rates. Such hedging strategies would be utilized to seek to protect the value of our portfolio investments, for example, against foreign currency fluctuations vis-à-vis the U.S. Dollar or possible adverse changes in the market value of securities held in our portfolio.

Emerging Growth Company

We are an emerging growth company as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an emerging growth company for up to five years following the completion of any initial public offering by us or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Units that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 calendar months, or (iii) the date on which we have issued more than $1.0 billion in non- convertible debt securities during the preceding three-year period. In addition, we may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

The Private Offering

An investor will purchase Units for an aggregate purchase price equal to its Commitment, payable at such times and in such amounts as required by us. Unless we fully draw down a Commitment, an investor shall be required to fund a capital contribution to purchase Units (a “Drawdown Purchase”) each time we deliver a call for capital contribution. Calls for capital contributions shall be delivered to the individual(s) designated by each investor electronically at least ten business days following the date the notice for capital contribution is dispatched (except that the due date for the initial drawdown with respect to newly issued Units shall not be less than five business days following the date the notice for capital contribution is dispatched) (each, a “Drawdown Date”) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price (the “Drawdown Purchase Price ”) to be paid by such investor to purchase Units on such Drawdown Date. We are permitted to require an investor to fully fund a portion of the amount of its capital that remains to be drawn down and contributed (its “Undrawn Commitment”).

The Drawdown Purchase Price will be at least equal to the NAV per Unit in accordance with the limitations under Section 23 of the 1940 Act (which generally prohibits us from selling Units at a price below the then-current NAV as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

Each investor will be required to enter into a New Subscription Agreement in connection with its Commitment. The New Subscription Agreement sets forth, among other things, the terms and conditions upon which the investors will purchase Units, the circumstances under which we may draw down capital from investors, certain covenants that all investors must agree to, and the remedies available to us in the event that an investor defaults on its obligation to make capital contributions. If an investor fails to fund its capital contribution, interest will accrue at the default rate (as defined herein) on the outstanding unpaid balance of such capital contribution, from and including the date such capital contribution was due until the earlier of the date of payment of such capital contribution by such investor. The “Default Rate” with respect to any period shall be the lesser of (a) a variable rate equal to the prime rate in effect, from time to time, during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. We may waive the requirement to pay interest, in whole or in part. In addition, the New Subscription Agreement includes an Investor Suitability Questionnaire designed to ensure that all investors are “qualified purchasers” as defined in the 1940 Act, and also are either (i) “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act, or (ii) in the case of Units sold outside the United States, persons that are not “U.S. persons” in accordance with Regulation S under the Securities Act.

While we expect each New Subscription Agreement to reflect the terms and conditions summarized in the preceding paragraph, we reserve the right to enter into New Subscription Agreements that contain terms and conditions not found in the New Subscription Agreements entered into with other investors, subject to applicable law. No Unitholder will be granted, in its New Subscription Agreement, the right to invest in Units on more favorable economic terms and conditions than other Unitholders.

Commitments

Upon us admitting a Unitholder as a member, such Unitholder will automatically be obligated to pay an amount equal to its Commitment.

After the Initial Closing Date, we may, in our sole discretion, permit one or more investors to make additional Commitments (“Subsequent Commitments”) after accepting an initial Commitment from such investor. New investors that make a Subsequent Commitment, or existing Unitholders that increase their Commitment (each, an “Additional Unitholder”), will be required to make subsequent purchases of Units (each, a “Catch-up Purchase”) on a date (or dates) (each such date, the “Catch-up Date”) to be determined by us. The aggregate amount of the Catch-up Purchase (the “Catch-up Purchase Amount”) will generally be equal to an amount necessary to ensure that, upon payment of the Catch-up Purchase Amount, such Additional Unitholder will have contributed the same percentage of its Commitment to us as all Unitholders whose subscriptions were previously accepted. Notwithstanding the foregoing, certain Catch-up Purchases may be made on a non-pro rata basis. Catch-up Purchases will be made at a per Unit price equal to the NAV per Unit as of the close of the last calendar quarter preceding the date of the Catch-up Purchase, subject to (i) adjustments as set forth below, (ii) adjustments as needed in order to comply with the requirements of Section 23 of the 1940 Act and (iii) further adjustments to appropriately reflect such Additional Unitholder’s pro rata portion of our initial organizational expenses, if applicable. While an Additional Unitholder will not know the Company’s NAV applicable on the effective date of its Catch-up Purchase, the Company’s NAV applicable to a Catch-up Purchase will be available after the close of the calendar quarter in which the Catch-up Purchase occurs; at that time, the number of Units based on NAV and each purchase will be determined and Units will be credited to the Additional Unitholder’s account as of the Catch-up Date.

Catch-up Purchases will be made at a per share price equal to the NAV per Unit (adjusted to appropriately reflect revenues and expenses accrued as of the applicable Catch-up Date and such investor’s pro rata portion of the Company’s initial organizational expenses and pro rata portion of any Undrawn Commitments) as of the close of the last quarter preceding the date of such Catch-up Purchase; provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits us from selling our shares at a price below the then-current NAV per share as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

The private offering is expected to continue indefinitely. The Adviser expects the Company to operate under a fully drawn-down model beginning in the second quarter of 2027, pursuant to which all investor Commitments made thereafter will be fully funded at the time of the investment.

Following the Initial Closing Date, the Adviser, in its commercially reasonable judgment and subject to market conditions, may recommend to the board that the Company commence quarterly repurchases in an amount not to exceed 5% of the Company’s NAV. Such recommendation is anticipated to occur no later than the second quarter of 2027. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act.

Units issued will generally be issued at a per share price equal to the then-current NAV per share. For purposes of this calculation, the NAV per share will be based on the NAV per share calculated at the end of the most recent calendar quarter prior to the applicable last funding date, subject to adjustments for material changes and the limitations of Section 23 under the 1940 Act (which generally prohibits us from issuing shares of Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). For further details, see “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—Valuation of Portfolio Investments.” Additionally, in order to more fairly allocate expenses among shareholders, investors making Commitments after the initial drawdown date will be required to bear a portion of organizational expenses and pro rata portion of any Undrawn Commitments, on or prior to the first drawdown date following their Commitment.

Key Person

If prior to the third anniversary of the Initial Closing Date, (i) Richard T. Miller and one or more of Suzanne Grosso, Mark Gertzof, Jim Synborski or David Wang (each of such five persons, a “Key Person” and collectively, the “Key Persons”) fail to be engaged in the investment activities of the Company and the related entities; or (ii) three or more of Suzanne Grosso, Mark Gertzof, Jim Synborski and David Wang fail to be engaged in the investment activities of the Company and the related entities, in each case other than as a result of a Temporary Disability (the occurrence of such event, a “Key Person Event”), and the Adviser does not replace such individual(s) in the manner contemplated herein, then (A) members will be released from their obligation to fund additional capital contributions with respect to the Units and (B) the Company shall not acquire new portfolio investments. The restrictions set forth in clauses (A) and (B) above shall be rescinded, upon the vote or written consent of a supermajority in interest of the Unitholders. If any Key Person shall fail to be engaged in the investment activities of the Company and the related entities other than as a result of a Temporary Disability (the occurrence of such event, a “Key Person Departure”), the Company shall provide written notice to members of such Key Person Departure within 30 days of the date of such Key Person Departure. If the Company fails to obtain approval of a replacement of a Key Person following a Key Person Departure as provided herein, then notwithstanding anything herein, the Key Person Departure shall be permanent and the Adviser shall not be permitted to replace such Key Person. Notwithstanding the foregoing, the Adviser is permitted at any time to replace any person designated above with a senior professional (including a Key Person) selected by the Adviser, with the approval of the majority in interest of the Unitholders (in which case, the approved substitute shall be a Key Person in lieu of the person replaced) no later than 90 days after the date that the Adviser informs the Company of its proposed replacement of the Key Person. Such replacement(s) shall end the occurrence of a Key Person Event.

For the avoidance of doubt, a Key Person Event shall no longer apply to the Company on the third anniversary of the Initial Closing Date.

A “Temporary Disability” is the inability of a person to substantially perform his duties to the Company or the Adviser due to a medically determinable physical or mental illness or injury, provided that such illness or injury lasts for no more than 90 consecutive calendar days or 120 calendar days in any 18-month period.

For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%, and a “supermajority in interest” shall mean a percentage in interest in excess of 66 2/3%.

Unit Repurchase Program

We do not intend to list our Units on a securities exchange and we do not expect there to be a public market for our Units. As a result, if a person purchases our Units, such person’s ability to sell their Units will be limited.

We intend to commence a Unit repurchase program no later than the second quarter of 2027 in which we intend to repurchase, in each quarter, up to 5% of our Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of our Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ NAV. There is no guarantee that our board of directors will approve such Unit repurchase and further, if approved, our board of directors may amend, suspend or terminate the Unit repurchase program if it deems such action to be in our best interest and the best interest of our Unitholders. As a result, Unit repurchases may not be available each quarter. Upon a suspension of our Unit repurchase program, our board of directors will consider at least quarterly whether the continued suspension of our Unit repurchase program remains in our best interest and the best interest of our Unitholders. However, our board of directors is not required to authorize the recommencement of our Unit repurchase program within any specified period of time. Our board of directors may also determine to terminate our Unit repurchase program if required by applicable law or in connection with a transaction in which our Unitholders receive liquidity for their Units, such as a sale or merger of the Company or listing of our Units on a national securities exchange.

Under our Unit repurchase program, to the extent we offer to repurchase Units in any particular quarter, we expect to repurchase Units pursuant to tender offers using a purchase price equal to the NAV per Unit as of the last calendar day of the applicable quarter, except that Units that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived, at our discretion, in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining Unitholders. We intend to conduct the repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act.

A Unitholder may tender all of the Units that such Unitholder owns. There is no repurchase priority for a Unitholder under the circumstances of death or disability of such Unitholder.

In the event the amount of Units tendered exceeds the repurchase offer amount, Units will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the Unit repurchase program, as applicable. We will have no obligation to repurchase Units, including if the repurchase would violate the restrictions on distributions under federal law or Delaware law. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any quarter. Our Unit repurchase program has many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.

We will offer to repurchase Units on such terms as may be determined by our board of directors in its complete and absolute discretion unless, in the judgment of our Independent Directors, such repurchases would not be in the best interests of our Unitholders or would violate applicable law. There is no assurance that our board of directors will exercise its discretion to offer to repurchase Units or that there will be sufficient funds available to accommodate all of our Unitholders’ requests for repurchase. As a result, we may repurchase less than the full amount of Units that a Unitholder requests to have repurchased. If we do not repurchase the full amount of the Units that a Unitholder has requested to be repurchased, or we determine not to make repurchases of our Units, such Unitholder will likely not be able to dispose of their Units, even if we under-perform. Any periodic repurchase offers will be subject in part to our available cash and compliance with the RIC qualification and diversification rules and the 1940 Act. Unitholders will not pay a fee to us in connection with our repurchase of Units under the Unit repurchase program.

The Company will repurchase Units from Unitholders pursuant to written tenders on terms and conditions that our board of directors determines to be fair to the Company and to all Unitholders. When our board of directors determines that the Company will repurchase Units, notice will be provided to Unitholders describing the terms of the offer, containing information Unitholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Our repurchase offers will generally use the NAV on or around the last business day of a calendar quarter, which will not be available until after the expiration of the applicable tender offer, so a Unitholder will not know the exact price of Units in the tender offer when such Unitholder decides whether to tender their Units.

Repurchases of Units from Unitholders by the Company will be paid in cash promptly after the determination of the relevant NAV per Unit is finalized. Repurchases will be effective after receipt and acceptance by the Company of eligible written tenders of Units from Unitholders by the applicable repurchase offer deadline. The Company does not impose any charges in connection with repurchases of Units. All Units purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Units.

Most of our assets consist of instruments that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to make repurchase offers. In order to provide liquidity for Unit repurchases, we intend to generally maintain under normal circumstances an allocation to broadly syndicated loans and other liquid investments. We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should making repurchase offers, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on us as a whole, or should we otherwise determine that investing our liquid assets in originated loans or other illiquid investments rather than repurchasing our Units is in the best interests of the Company as a whole, then we may choose to offer to repurchase fewer Units than described above, or none at all.

Payment for repurchased Units may require us to liquidate portfolio holdings earlier than our Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates.

Regulation as a Business Development Company

We will be regulated as a BDC under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters. In addition, a BDC must be organized for the purpose of investing in or lending primarily to private companies organized in the United States and making significant managerial assistance available to them.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our board of directors must be persons who are not “interested persons,” as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our Unitholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of any such person’s office. As a BDC, we are currently also required to meet a minimum coverage ratio of the value of total assets to total senior securities, which include all of our borrowings and any Preferred Units.

As a BDC, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of our outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company.

We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money markets funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company, or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. We may, however, rely on Rule 12d1-4 under the 1940 Act and invest in excess of the limits described above. However, to the extent we rely on Rule 12d1-4, we will be subject to certain conditions and requirements under Rule 12d1-4. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject the Unitholders to additional expenses.

We have no intention to, and are generally not able to, issue and sell our Units at a price below NAV per Unit. We may, however, issue and sell our Units at a price below the then-current NAV of our Units if our board of directors determines that such sale is in our best interests and the best interests of the Unitholders, and the Unitholders have approved our policy and practice of making such sales within the preceding 12 months. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our board of directors, closely approximates the market value of such securities. In addition, we may generally issue new Units at a price below NAV in rights offerings to existing Unitholders, in payment of distributions and in certain other limited circumstances.

We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of the members of our board of directors who are not interested persons and, in some cases, prior approval by the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). The Adviser has obtained exemptive relief from the SEC that, subject to certain conditions and limitations, permits us and other funds advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the exemptive relief, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among us and such potential co-investment funds based on the allocation policy of the Adviser. Under the Adviser’s allocation policy, an investment opportunity will be allocated to us based on certain criteria, including but not limited to capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. There can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.

We will be subject to periodic examination by the SEC for compliance with the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any assets other than assets of the type listed in section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time of such acquisition, qualifying assets represent at least 70% of its total assets. The principal categories of qualifying assets relevant to our business are the following:

•

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•	is not an investment company (other than a small business investment company wholly owned by us) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	satisfies either of the following:

•	has a market capitalization of less than $250 million or does not have any class of securities listed on a national securities exchange; or

•

is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.

•	Securities of any eligible portfolio company that we control.

•

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed in connection with securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

A BDC must be operated for the purpose of making investments in the types of securities described under “Qualifying Assets” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, the BDC will satisfy this test if one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which is referred to herein, collectively, as temporary investments, such that at least 70% of our assets are qualifying assets.

Senior Securities

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of Preferred Units senior to the Units, if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. While any Preferred Units or, in certain limited circumstances, debt securities are outstanding, we may be prohibited from making distributions to Unitholders or repurchasing Units unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for generally up to 60 days without regard to the 150% asset coverage requirement described above. Finally, (i) Preferred Units must have the same voting rights as the Units (one Unit, one vote), and (ii) holders of Preferred Units (the “Preferred Unitholders”) must have the right, as a class, to appoint two directors to the board of directors.

Code of Ethics

We and the Adviser have each adopted a code of ethics of the Adviser (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel. The Code of Ethics generally contains restrictions on investments by our personnel in securities that we may purchase or hold. The Code of Ethics is available on the SEC’s website at www.sec.gov. You may also obtain copies of the Code of Ethics on the Adviser’s website at www.TCW.com or by written request addressed to the following: Christopher D. Marzullo, The TCW Group, Inc., 515 South Flower Street, Los Angeles, CA 90071.

Compliance Policies and Procedures

We and the Adviser have adopted and implemented, written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws. We and the Adviser are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and to designate a chief compliance officer to be responsible for administering the policies and procedures.

Proxy Voting Policies and Procedures

We intend to delegate our proxy voting responsibility to the Adviser. The Proxy Voting Policies and Procedures of the Adviser are set forth below. The Guidelines (as defined below) will be reviewed periodically by the Adviser and our Independent Directors, and, accordingly, are subject to change.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the Adviser’s investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

If the Adviser has responsibility for voting proxies in connection with its investment advisory duties, or has the responsibility to specify to an agent how to vote the client’s proxies, it exercises such voting responsibilities through the corporate proxy voting process. The Adviser believes that the right to vote proxies is a significant asset of its clients’ holdings. In order to provide a basis for making decisions in the voting of proxies for its clients, the Adviser and its affiliates have established a proxy voting committee (the “Proxy Committee”) and adopted proxy voting guidelines (the “Guidelines”) and procedures.

The Proxy Committee generally meets quarterly (or at such other frequency as determined by the Proxy Committee), and its duties include establishing proxy voting guidelines and procedures, overseeing the internal proxy voting process, and reviewing proxy voting issues. The members of the Proxy Committee include the Adviser’s personnel from the investment, compliance, legal and marketing departments. The Adviser also uses outside proxy voting services (each, an “Outside Service”) to help manage the proxy voting process. Each Outside Service facilitates its voting according to the Guidelines (or according to guidelines submitted by the Adviser’s clients) and helps maintain the Adviser’s proxy voting records. The Adviser’s proxy voting and record keeping is dependent on the timely provision of proxy ballots by custodians, clients and other third parties. Under circumstances described below involving potential conflicts of interest, the Adviser may also request an Outside Service to help decide certain proxy votes. In those instances, the Proxy Committee shall review and evaluate the voting recommendations of each Outside Service to ensure that recommendations are consistent with the Adviser’s clients’ best interest. In the event the Adviser inadvertently receives any proxy material on behalf of a client that has retained proxy voting responsibility, and where it is reasonably feasible by the Adviser to determine the identity of the client, the Adviser will promptly forward such materials to the client. As a matter of firm policy, the Adviser does not disclose to unaffiliated third parties how it expects to vote on upcoming proxies and does not disclose the way it voted proxies without a legitimate need to know such information.

The Guidelines provide a basis for the Adviser’s decisions in the voting of proxies for clients. When voting proxies, the Adviser’s utmost concern is that all decisions be made solely in the interests of the client and with the goal of maximizing the value of the client’s investments. Generally, proposals will be voted in accordance with the Guidelines and any applicable guidelines provided by the Adviser’s clients. The Adviser’s underlying philosophy, however, is that the portfolio managers, who are primarily responsible for evaluating the individual holdings of the Adviser’s clients, are best able to determine how best to further client interests and goals. The portfolio managers may, in their discretion, take into account the recommendations of the Adviser’s management, the Proxy Committee, and any Outside Service.

Individual portfolio managers, in the exercise of their best judgment and discretion, may from time to time override the Guidelines and vote proxies in a manner that they believe will enhance the economic value of clients’ assets, keeping in mind the best interests of the beneficial owners. The Guidelines provide procedures for documenting and, as required, approving such overrides. In the event a potential conflict arises in the context of voting proxies for the Adviser’s clients, the primary means by which the Adviser will avoid a conflict of interest is by casting votes with the assistance of an Outside Service according to the Guidelines and any applicable guidelines provided by the Adviser’s clients. If a potential conflict of interest arises, and the proxy vote to be decided is predetermined under the Guidelines, then the Adviser will follow the Guidelines and vote accordingly. On the other hand, if a potential conflict of interest arises and there is no predetermined vote, or the Guidelines themselves refer such vote to the portfolio manager for decision, or the portfolio manager would like to override a predetermined vote, then the Guidelines provide procedures for determining whether a material conflict of interest exists and, if so, resolving such conflict.

The Adviser or an Outside Service will keep records of the following items for at least five years: (i) the Guidelines and any other proxy voting procedures; (ii) proxy statements received regarding client securities (unless such statements are available on the SEC’s EDGAR system); (iii) records of votes cast on behalf of clients (if maintained by an Outside Service, that Outside Service will provide copies of those records promptly upon request); (iv) records of written requests for proxy voting information and the Adviser’s response (whether a client’s request was oral or in writing); and (v) any documents the Adviser prepared that were material to making a decision on how to vote, or that memorialized the basis for the decision. Additionally, the Adviser or an Outside Service will maintain any documentation related to an identified material conflict of interest.

Privacy Principles

We are committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to our investors. The following information is provided to describe generally what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

We may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between individual investors and the Company. We may share information that we collect regarding an investor with our affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by the Company or our affiliates that may be of interest to the investor. In addition, we may disclose information that we collect regarding investors to third parties who are not affiliated with us (i) as required by law or in connection with regulatory or law enforcement inquiries, or (ii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or our transactions.

Any party that receives nonpublic personal information relating to investors from the Company is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for our officers, employees and agents and affiliates, access to such information is restricted to those who need such access in order to provide services to us and to our investors. We maintain physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information.

Reporting Obligations

In order to be regulated as a BDC under the 1940 Act, we are required to register a class of equity securities under the Exchange Act. As a result, we have filed this Registration Statement for our Units with the SEC under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available via the SEC’s EDGAR system at www.sec.gov.

Because we do not currently maintain a corporate website, we do not intend to make available on a website our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. We do intend, however, to provide electronic copies of our filings free of charge upon request.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax considerations related to an investment in the Units. This summary is based upon the provisions of the Code, as amended, the U.S. Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”) and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to describe all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of that investor’s particular circumstances (including alternative minimum tax consequences) and is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities, persons holding Units as part of hedging transaction, wash sale, conversion transaction or integrated transaction, real estate investment trusts, regulated investment companies, tax-exempt entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain financial institutions and insurance companies. In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law and assumes that investors will hold their Units as capital assets (generally, assets held for investment).

For purposes of this discussion, a “U.S. Holder” is a Unitholder that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States can exercise primary supervision over its administration and certain other conditions are met. A “Non-U.S. Holder” is a Unitholder who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that will own Units through a partnership should consult its tax advisors with respect to the purchase, ownership and disposition of those Units.

Tax matters are complex and prospective investors in the Units are urged to consult their own tax advisors with respect to the U.S. federal income tax and state, local and non-U.S. tax consequences of an investment in the Units, including the potential application of U.S. withholding taxes.

Classification of the Company as Corporation for Tax Purposes

As a limited liability company, the Company is an eligible entity that is entitled to elect its classification for U.S. federal tax purposes. The Company intends to make an election to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes. If the Company is unable to qualify as a RIC (the requirements of which are discussed below) during the liquidation of its portfolio, it may consider filing a new election to cause the Company to be classified as a partnership for U.S. federal tax purposes (from the effective date of such new election forward). The Company has no current intention of making such a new election and would only make such election if it determines it is in the best interests of Unitholders to do so.

Regulated Investment Company Classification

As a BDC, and an entity that will be classified as a corporation for U.S. federal income tax purposes, we intend to elect, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our Unitholders as dividends. To continue to qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify for RIC tax treatment, we must distribute to our Unitholders, for each taxable year, the sum of at least 90% of our “investment company taxable income” for that year, which is generally our ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses, and 90% of our net tax-exempt interest (the “Annual Distribution Requirement”).

We will be a privately placed, perpetual-life BDC, which is a BDC whose units are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life BDC” to describe an investment vehicle of indefinite duration, whose units are intended to be sold by the BDC on a continuous basis at a price generally equal to the BDC’s quarterly NAV per unit. We believe that our perpetual nature will enable us to execute a patient and opportunistic strategy and be able to invest across different market environments. This may reduce the risk of us being a forced seller of assets in market downturns compared to non-perpetual funds.

Taxation as a Regulated Investment Company

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) that we distribute to Unitholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to Unitholders.

We will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, and on which we paid no federal income tax, in preceding years.

In order to maintain our qualification as a RIC for federal income tax purposes, we must, among other things:

•	in each taxable year, have in effect an election to be treated as a BDC under the 1940 Act;

•

derive in each taxable year at least 90% of our gross income from (a) dividends, interest, payments with respect to certain securities (including loans), gains from the sale of stock or other securities or currencies, or other income derived with respect to our business of investing in such stock, securities or currencies and (b) net income derived from an interest in a “qualified publicly traded partnership”; and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested in (i) the securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) the securities, other than securities of other RICs, of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (iii) the securities of one or more “qualified publicly traded partnerships.”

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with increasing interest rates or debt instruments issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to Unitholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Because we may use debt financing, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources or are otherwise limited in our ability to make distributions, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax, or become subject to the 4% nondeductible U.S. federal excise tax.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause us to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% gross income test described above. We will monitor our transactions and may make certain tax elections in order to mitigate the potential adverse effect of these provisions or invest in certain debt and equity investments through taxable subsidiaries and the taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes.

If, in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to Unitholders, and distributions will be taxable to the Unitholders as ordinary dividends to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate Unitholders would be eligible to claim a dividends received deduction with respect to such dividends and non-corporate Unitholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Unitholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

In the event we invest in non-U.S. securities, we may be subject to withholding and other non-U.S. taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our Unitholders their share of the non-U.S. taxes paid by the Company.

Taxation of U.S. Holders

Distributions by us generally will be taxable to U.S. Holders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. Holders to the extent of our current or accumulated earnings and profits. Distributions of our net capital gains (that is, the excess of our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. Holder as long-term capital gains, regardless of the U.S. Holder’s holding period for its Units. Distributions of investment company taxable income that are reported by us as being derived from “qualified dividend income” will be taxed in the hands of non-corporate Unitholders at the rates applicable to long-term capital gain, provided that holding period and other requirements are met by both the Unitholders and us. “Qualified dividend income” reported by us may not exceed the aggregate dividends we receive from most U.S. corporations and certain foreign corporations. Dividends distributed by us will generally not be attributable to qualified dividend income.

Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in such U.S. Holder’s Units and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Holder. For a summary of the tax rates applicable to capital gains, including capital gain dividends, see the discussion below.

Although we currently intend to distribute realized net capital gains (i.e., net realized long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, we may in the future decide to retain some or all of our net capital gains, and to designate some or all of the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay corporate-level tax on the retained amount, each U.S. Holder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. Holder, and the U.S. Holder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax we pay on the retained capital gain. The amount of the deemed distribution net of such tax will be added to the U.S. Holder’s cost basis for its Units. Since we expect to pay tax on any retained capital gains at our regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Holders on long-term capital gains, the amount of income tax that non-corporate U.S. Holders will be treated as having paid will exceed the income tax they owe on the capital gain dividend. Such excess generally may be claimed as a credit or refund against the U.S. Holder’s other U.S. federal income tax obligations. A U.S. Holder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to Unitholders prior to the expiration of 60 days after the close of the relevant tax year.

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, a U.S. Holder generally will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared in October, November, or December of any calendar year, payable to Unitholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by the U.S. Holders on December 31 of the year in which the dividend was declared. You may recognize taxable gain or loss if you sell or exchange your Units (including a redemption of such Units or upon a liquidation of the Company). The amount of the gain or loss will be measured by the difference between your adjusted tax basis in your Units and the amount of the proceeds you receive in exchange for such Units. Any gain or loss arising from the sale or exchange of the Units (or, in the case of distributions in excess of the sum of your current and accumulated earnings and profits and your tax basis in the Units, treated as arising from the sale or exchange of your Units) generally will be a capital gain or loss if the Units are held as a capital asset. This capital gain or loss normally will be treated as a long-term capital gain or loss if you have held your Units for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or exchange of Units held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such Units.

U.S. Holders who tender pursuant to the Unit repurchase program, all Units held, or considered to be held, by them will be treated as having sold such Units and generally will realize a capital gain or loss. If a U.S. Holder tenders fewer than all of its Units or fewer than all Units tendered are repurchased, such U.S. Holder may be treated as having received a taxable dividend upon the tender of such Units. In such a case, there is a risk that non-tendering Unitholders, and Unitholders who tender some but not all of their Units or fewer than all of whose Units are repurchased, in each case whose percentage interests in us increase as a result of such tender, will be treated as having received a taxable distribution from the Company. The extent of such risk will vary depending upon the particular circumstances of the Unit repurchase program, and in particular whether such program is a single and isolated event or is part of a plan for periodically redeeming Units.

In general, individual U.S. Holders currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain, i.e., the excess of net long-term capital gain over net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in the Units in the future. In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly or $125,000 in the case of married individuals filing separately) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. Holders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Dividends distributed by us to corporate Unitholders generally will not be eligible for the dividends-received deduction. Tax rates imposed by states and local jurisdictions on capital gain and ordinary income may differ.

We (or the applicable withholding agent) will send to each of the U.S. Holders, as promptly as possible after the end of each calendar year, a report detailing the amounts includible in such U.S. Holder’s taxable income for such year as ordinary income, long-term capital gain and “qualified dividend income,” if any. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local, and non-U.S. taxes depending on a U.S. Holder’s particular situation.

Limitation on Deduction for Certain Expenses

If the Units are not beneficially owned by at least 500 persons at all times during the taxable year, then a U.S. Holder that is an individual, estate or trust may be subject to limitations on miscellaneous itemized deductions in respect of its share of expenses that we incur, to the extent that the expenses would have been subject to these limitations if the holder had incurred them directly. However, for taxable years beginning after December 31, 2017, U.S. Holders are not permitted to take any miscellaneous itemized deductions. We do not expect the Units to be beneficially owned by 500 or more persons.

If we do not satisfy the 500-shareholder requirement, we would be required to report the relevant expenses, including the Management Fee and Incentive Fee, on Form 1099-DIV, and affected holders will be required to take into account as income an amount equal to their allocable share of such expenses.

U.S. Taxation of Tax-Exempt U.S. Holders

A U.S. Holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. Holder of the activities we propose to conduct could give rise to UBTI. However, a BDC (and RIC) is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its Unitholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. Holder should not be subject to U.S. taxation solely as a result of the holder’s ownership of Units and receipt of dividends with respect to such Units. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. Holder. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur.

Taxation of Non-U.S. Holders

Whether an investment in the Units is appropriate for a Non-U.S. Holder will depend upon that person’s particular circumstances. Non-U.S. Holders should consult their tax advisers before investing in the Units.

Distributions of our “investment company taxable income” to Non-U.S. Holders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of federal withholding tax if paid to Non-U.S. Holders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent such distributions do not exceed our current and accumulated earnings and profits unless an applicable exception applies. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if a treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder), we will not be required to withhold U.S. federal tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements, (such as providing Form W-8ECI), although Non-U.S. Holders will be subject to U.S. federal income tax on distributions at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. Holder that is a non-U.S. partnership or a non-U.S. trust, and such entities are urged to consult their own tax advisers.

U.S.-source withholding taxes are generally not imposed on dividends paid by RICs to the extent the dividends are reported as “interest-related dividends” or “short-term capital gain dividends.” Interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gains that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. person, and that satisfy certain other requirements. No assurance can be given as to whether any of the Company’s distributions will be reported as eligible for this exemption from withholding tax. In addition, Non-U.S. Holders should be aware that U.S. withholding rules require the Company (or its withholding agent) to withhold on distributions in the absence of certainty as to whether such distributions are eligible for the exemption from withholding tax. Since amounts designated as interest-related dividends may be reduced to the extent such amounts exceed the Company’s “qualified net interest income” for the taxable year in which such dividend is distributed, the Company will generally not be certain that the entire amount of mid-year distributions of interest-related dividends is, in fact, properly treated as such. Accordingly, such distributions to Non-U.S. Holders may be subject to overwithholding by the Company (or its withholding agent). The Company intends to take measures to minimize the risk of such overwithholding. In addition, the Company may choose to hold such amounts in escrow until the year- end determination of qualified net interest income can be made. In such cases, the Company intends to promptly return any overwithheld amounts to Non-U.S. Holders subsequent to making such determinations. Alternatively, however, there is a risk that such overwithheld amounts may be remitted to the Internal Revenue Service and that a Non-U.S. Holder would be required to file a return with the Internal Revenue Service in order to claim a refund of such overwithheld amounts.

Actual or deemed distributions of our net capital gains to a Non-U.S. Holder, and gains realized by a Non-U.S. Holder upon the sale or redemption of its Units (including a redemption of such Units or upon a liquidation of the Company), will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or, in the case of an individual, the Non-U.S. Holder has a “substantial presence” in the United States during the taxable year. If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Holder will be entitled to a U.S. federal income tax credit or tax refund equal to the allocable share of the corporate-level tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. Holder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. Holder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

If any actual or deemed distributions of our net capital gains, or any gains realized upon the sale or redemption of Units, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such amounts will be subject to U.S. income tax, on a net-income basis, in the same manner, and at the graduated rates applicable to, a U.S. Holder. For a corporate Non-U.S. Holder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale or redemption of its Units that are effectively connected to a U.S. trade or business (and, if a treaty applies, are attributable to a U.S. permanent establishment), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) a 30% withholding tax is imposed on payments of certain types of income to non-U.S. financial institutions that fail to enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by non-U.S. entities that have U.S. persons as substantial owners) or that fail to meet the requirements of a relevant intergovernmental agreement. The types of income subject to the tax include U.S. source interest and dividends paid after June 30, 2014. Under proposed U.S. Treasury regulations, which may be relied upon until final U.S. Treasury regulations are published, there is no FATCA withholding on and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends or on certain capital gains distributions. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, a 30% withholding is also imposed on payments to non-U.S. entities that are not financial institutions unless the non-U.S. entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. Holder and the status of the intermediaries through which they hold their Units, Non-U.S. Holders could be subject to this 30% withholding tax with respect to distributions on their Units. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and non-U.S. tax consequences of an investment in the Units.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. Holder recognizes a loss with respect to the Company’s Units of $2 million or more for a non-corporate U.S. Holder or $10 million or more for a corporate U.S. Holder in any single taxable year (or a greater loss over a combination of years), the U.S. Holder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Holders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding and Information Reporting

Backup withholding may apply to distributions on the Units with respect to certain non-exempt U.S. Holders. Such a U.S. Holder generally will be subject to backup withholding unless the U.S. Holder provides its correct taxpayer identification number and certain other information, certified under penalties of perjury, to the dividend paying agent, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided the proper information is provided to the IRS.

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on the Units to a Non-U.S. Holder, provided the Non-U.S. Holder provides a Form W-8BEN or Form W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the Units affected outside the United States by a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the Units effected outside the United States by a non-U.S. office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a non-U.S. partnership that, at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the Units will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Unitholder may be refunded or credited against such Unitholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Item 1A. Risk Factors.

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are not the only risks we face, and we face other risks which we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our NAV could decline, and you may lose all or part of your investment.

RISKS	RELATED TO OUR BUSINESS

Market and geopolitical events could materially and adversely affect certain of our portfolio companies, and could materially and adversely affect our business, financial condition, results of operations and cash flows. The interconnectivity between global economies and financial markets increases the likelihood that events or conditions in one region or financial market may adversely impact issuers in a different country, region or financial market. Our business and operations, as well as the business and operations of our portfolio companies, may be materially adversely affected by inflation (or expectations for inflation), interest rates, global demand for particular products or resources, natural disasters, climate change and climate-related events, pandemics, epidemics, terrorism, regulatory events and governmental or quasi-governmental actions. The occurrence of global events similar to those in recent years, such as terrorist attacks around the world, natural disasters, social and political discord or debt crises and downgrades, among others, may result in market volatility and may have long term effects on both the U.S. and global financial markets. It is difficult to predict when similar events affecting the U.S. or global financial markets may occur, the effects that such events may have and the duration of those effects. Any such event(s) could have a significant adverse impact on our business and operations, and on the business and operations of our portfolio companies.

Disruption and Instability in Capital Markets. The U.S. and global capital markets experienced extreme volatility and disruption in the past, leading to recessionary conditions and depressed levels of consumer and commercial spending. For instance, recent failures in the banking sector have caused significant disruption and volatility in U.S. and global markets. Disruptions in the capital markets increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. We cannot assure you that these conditions will not reoccur, which could lead to a period of market illiquidity, which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit our investment originations, limit our ability to grow and negatively impact our operating results.

In addition, to the extent that recessionary conditions return, the financial results of small to mid-sized companies, like those in which we invest, will likely experience deterioration, which could ultimately lead to difficulty in meeting debt service requirements and an increase in defaults. Additionally, the end markets for certain of our portfolio companies’ products and services have experienced, and continue to experience, negative economic trends. The performances of certain of our portfolio companies have been, and may continue to be, negatively impacted by these economic or other conditions, which may ultimately result in:

•	our receipt of a reduced level of interest income from our portfolio companies;

•	decreases in the value of collateral securing some of our loans and the value of our equity investments; and

•	ultimately, losses or change-offs related to our investments.

Russia’s invasion of Ukraine in February 2022, the resulting responses by the U.S. and other countries, and the potential for wider conflict, have increased and may continue to increase volatility and uncertainty in financial markets worldwide. The U.S. and other countries have imposed broad-ranging economic sanctions on Russia and Russian entities and individuals, and may impose additional sanctions, including on other countries that provide military or economic support to Russia. The invasion may widen beyond Ukraine and may escalate, including through retaliatory actions and cyberattacks by Russia and even other countries. These events may result in further and significant market disruptions and may adversely affect regional and global economies. Furthermore, the conflict between Russia and Ukraine and the varying involvement of the United States and other NATO countries could present material uncertainty and risk with respect to us and the performance of our investments or operations, and our ability to achieve our investment objectives. Additionally, to the extent that third parties, investors, or related customer bases have material operations or assets in Russia or Ukraine, they may have adverse consequences related to the ongoing conflict. In addition, recent and ongoing conflicts in the Middle East could potentially cause significant disruptions to all or part of the global financial system, international trade, and the transportation and energy sectors, among other disruptions. In addition, the conflicts are expected to displace hundreds of thousands of people and have increased the threat of violence across the globe. They have further increased regional and global tensions (including a potential expansion of the conflicts to other countries as well as other potential conflicts included, but not limited to, conflicts in other geographic locations and between other state and non-state actors), among other potential consequences. Developing and further governmental actions (sanctions-related, military or otherwise) with respect to either or both the Russia-Ukraine conflict or the conflict in the Middle East may cause additional disruption and constrain or alter existing financial, legal and regulatory frameworks in ways that are adverse to our investment strategy, all of which could adversely affect our ability to fulfill our investment objectives. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

In addition, the political reunification of China and Taiwan, over which China continues to claim sovereignty, is a highly complex issue that has included threats of invasion by China. Political or economic disturbances (including an attempted unification of Taiwan by force), any economic sanctions implemented in response, and any escalation of hostility between China and Taiwan would likely have a significant adverse impact on economies, markets and individual securities globally.

In addition, the occurrence of events such as the recent escalations between the U.S. and Venezuela and the resulting measures that have been taken, and could be taken in the future, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets and may cause further economic uncertainties in the U.S. and worldwide.

War in Israel and Global Geopolitical Risk. On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. The militants launched extensive rocket attacks on the Israeli population and industrial centers located along the Israeli border with the Gaza Strip. Shortly following the attack, Israel’s security cabinet declared war against Hamas. The intensity and duration of Israel’s war against Hamas is difficult to predict, as are the war’s impacts on global geopolitical stability. Any deterioration in credit markets resulting directly or indirectly from the recent attack by Hamas on Israel from the Gaza Strip could limit our ability to obtain external financing. As a result, a downturn in the worldwide economy resulting from these global geopolitical conflicts, as well as others that may arise, could have a material adverse effect on the financial condition of the Company.

Lack of Operating History. We will not commence investment operations until the Initial Closing Date and have no performance history. Past performance, including the past performance of the prior Direct Lending Funds or other investment entities and accounts managed by the Adviser, is not necessarily indicative of our future results.

Unit Repurchase Program. Our board of directors in its sole discretion may cause, including at the recommendation of the Adviser, us to offer to repurchase Units pursuant to written tenders by our Unitholders. We intend to commence a Unit repurchase program no later than the second quarter of 2027 in which we intend to repurchase, in each quarter, up to 5% of our Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of our Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ NAV. However, our board of directors may not adopt a Unit repurchase program, and there is no guarantee that our board of directors will approve any Unit repurchases. Moreover, if such a program is adopted, our board of directors may amend, suspend or terminate such Unit repurchase program at any time in its discretion. Unitholders may not be able to sell their shares at all in the event our board of directors amends, suspends or terminates the Unit repurchase program, absent a liquidity event, and we currently do not intend to undertake a liquidity event, and we are not obligated by our charter or otherwise to effect a liquidity event at any time. As a result, Unit repurchases may not be available each quarter. We will notify Unitholders of such developments in quarterly reports or other filings. The Unit repurchase program has many limitations and should not be relied upon as a method to sell shares promptly or at a desired price.

Dependence on Key Personnel and Other Management. Unitholders have no right or power to participate in the management of the Company and may not receive detailed financial information regarding investments that is available to the Adviser. An investor in the Company must rely upon the ability of the Adviser (including the Private Credit Group and other investment professionals of the Adviser) to identify, structure and implement investments consistent with our investment objectives and policies. Accordingly, our success is dependent on the Adviser’s ability to retain and motivate highly qualified professionals. The loss of services of Mr. Richard Miller, Ms. Suzanne Grosso, Mr. Mark Gertzof and Mr. David Wang could have an adverse effect on our business, financial condition or results of operations. Our future success also depends on the Adviser’s ability to identify, hire, train and retain other highly qualified and experienced investment and management professionals. Competition for such professionals is significant, and there can be no assurance that the Adviser will be able to attract or retain other highly qualified professionals in the future. The inability of the Adviser to attract and retain such professionals could have a material adverse effect upon our business, financial condition or results of operations.

Economic Interest of the Adviser. Because the Adviser will be compensated in part on a basis tied to our performance, the Adviser may have an incentive to make investments that are risky or speculative.

No Assurance of Profits. There is no assurance that we will be able to generate returns for our investors or that the returns will be commensurate with the risks of investing in the types of companies and transactions described herein. The marketability and value of any of our investments will depend upon many factors beyond our control. We will incur organizational expenses, Management Fees and other operating expenses which may exceed our income, and a Unitholder could lose the entire amount of its contributed capital. Therefore, a prospective investor should only invest in the Company if such investor can withstand a total loss of his or her investment. The past investment performance of the entities and accounts with which the Adviser and its investment professionals have been associated cannot be taken to guarantee future results of any investment in the Company.

No Guarantee of Interests. Any losses in the Company will be borne solely by Unitholders and not by TCW; therefore, TCW’s losses in the Company will be limited to such losses as are attributable to any interests in the Company held by it in its capacity as a Unitholder of the Company. Interests in the Company are not insured by or guaranteed by the U.S. Federal Deposit Insurance Corporation, and are not deposits in, obligations of, or endorsed or guaranteed in any way by any banking entity. Investments in the Company are subject to substantial investment risks, including, among others, those described herein, including the possibility of partial or total loss of an investor’s investment. Prospective investors should read this Registration Statement and our offering and organizational documents carefully and consult with their own advisors before deciding whether to invest in us.

Unspecified Use of Proceeds. Investors will not have an opportunity prior to investing to evaluate any of the portfolio investments to be made by us or the relevant economic, financial and other information regarding such portfolio investments and, accordingly, will be entirely dependent upon the judgment and ability of the Adviser in investing and managing our capital.

Suitability of Investments. An investment in us is not suitable for all investors. An investment is suitable only for sophisticated investors, and an investor must have the financial ability to understand and willingness to accept the extent of its exposure to the risks and lack of liquidity inherent in an investment in us. Investors with any doubts as to the suitability of an investment in us should consult their professional advisors to assist them in making their own legal, tax, accounting and financial evaluation of the merits and risks of investment in us in light of their own circumstances and financial condition.

Drawdowns of Commitment. Unitholders will be obligated to fund drawdowns to purchase Units based on their Commitment. Pursuant to the New Subscription Agreement, the Adviser may draw down on the Unitholders’ remaining Commitments upon at least 10 business days’ prior notice (or shorter periods if the Adviser determines in good faith that it is necessary or appropriate to facilitate the consummation of a portfolio investment). To satisfy such obligations, Unitholders may need to maintain a substantial portion of their Commitments in assets that can be readily converted to cash. Failure by a Unitholder to timely fund its Commitment may result in some of its Units being forfeited or subject the Unitholder to other remedies available to us. Failure of a Unitholder to contribute its Commitments could also cause us to be unable to realize our investment objectives. A default by a substantial number of Unitholders or by one or more Unitholders who have made substantial Commitments would limit our opportunities for investment or diversification and would likely reduce our returns.

Prepayment Risk. The value of our assets may be affected by prepayment rates on loans. Prepayment rates are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control. Therefore, the frequency at which prepayments (including voluntary prepayments by borrowers and liquidations due to defaults and insolvency) occur in respect of our portfolio investments can adversely impact us and prepayment rates cannot be predicted with certainty, making it impossible to insulate us from prepayment or other such risks. Early prepayments give rise to increased reinvestment risk, including, for example, when the prevailing level of interest rates falls, we may be unable to reinvest cash in a new portfolio investment with an expected rate of return at least equal to that of the portfolio investment prepaid.

Allocation of Expenses. To the extent that any fees and expenses were incurred on our behalf and any Other Clients (as defined below), the Company and such Other Clients will generally bear an allocable portion of any such fees and expenses on a pro rata basis (as determined by the Advisers) in proportion to our and such Other Clients’ respective percentage interests in the portfolio investment to which such fees and expenses relate (subject to our and such Other Clients’ offering and/or governing documents), or in such other manner as the Adviser considers fair and equitable. Notwithstanding the foregoing, the Adviser may in its sole discretion structure a co-investment opportunity, such that the proposed participants in such co-investment opportunity do not bear any Broken Deal Expenses (as defined below), with the result that we will bear all such Broken Deal Expenses; provided, if so structured, that such participants will not be entitled to receive any break-up or similar fee income, if any, that may be earned with respect to such transaction. In most cases, we expect that proposed participants in co-investments will not bear Broken Deal Expenses (such as legal fees, reverse termination fees, extraordinary expenses such as litigation costs and judgments and other expenses), with the result that only we will bear all such Broken Deal Expenses.

For the purposes of this section, to the extent the context permits or otherwise requires, Other Clients refers to clients, investment funds, client accounts and proprietary accounts advised or managed by the Adviser or its affiliates, and in which we will not have an interest (“Other Clients”). Broken Deal Expenses refer to fees and expenses for investment and/or divestment transactions not completed by us, including amounts payable to or by third parties, and all fees and expenses of any legal, financial, accounting, advisory, consulting or other advisors or lenders, investment banks and other financing sources in connection with arranging financing for transactions that are not consummated and any deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, unconsummated transactions (“Broken Deal Expenses”).

Reliance on the Adviser and its Professionals. The Adviser will have discretion over approving an investment of our assets. Our success will depend in large part upon the skill and expertise of the Adviser and its professionals. There is ever increasing competition among alternative asset firms, financial institutions, private equity firms, investment managers and other industry participants for hiring and retaining qualified investment professionals, and there can be no assurance that such professionals will continue to be associated with the Adviser and its affiliates. The loss of the services of one or more of such persons could have a material adverse impact on our ability to realize our investment objectives. Moreover, although we expect to have access to all of the appropriate resources, relationships and expertise of the Adviser, there can be no assurance that such resources, relationships and expertise will be available for every transaction. In addition, investment professionals and committee members may be replaced or added at any time. In addition, members of the investment team will work on other projects for the TCW Group. The professionals involved with us are not dedicated exclusively to us and will have other responsibilities for the TCW Group. Conflicts of interest may arise in allocating management time, services or functions, and the ability of us and our investment team to access other professionals.

Service Providers and Counterparties. Certain advisors and other service providers, or their affiliates (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, and investment or commercial banking firms) to the Company, the Adviser, TCW and/or portfolio companies also provide goods or services to, or have business, personal, financial or other relationships with the Adviser, TCW and their respective portfolio companies. Such advisors and service providers (or their affiliates) may be investors in the Company, affiliates of the Adviser, sources of investment opportunities, co-investors, commercial counterparties and/or portfolio companies in which TCW and/or the Company has a portfolio investment. Accordingly, payments by the Company and/or such entities may indirectly benefit us and/or our affiliates.

Because TCW has many different businesses, including the registered broker dealer TCW Funds Distributors LLC, TCW is subject to a number of actual and potential conflicts of interest, greater regulatory oversight and more legal and contractual restrictions than that to which it would be subject if it had just one line of business. For instance, employees of TCW are registered representatives and principals and may receive compensation from the Adviser for selling interests in open- and closed-end commingled investment vehicles that are managed by the Adviser (including the Company). Such individuals will not receive sales commissions from those investment vehicles, unless specifically disclosed.

Advisors and service providers, or their affiliates, often charge different rates or have different arrangements for different types of services. With respect to service providers, for example, the fee for a given type of work may vary depending on the complexity of the matter as well as the expertise required and demands placed on the service provider. Therefore, to the extent the types of services used by the Company and/or portfolio companies are different from those used by TCW (including their respective personnel), TCW (including their respective personnel) (as the case may be) may pay different amounts or rates than those paid by the Company and/or portfolio companies. In addition, TCW, the Company, Other Clients and/or their respective portfolio companies, may enter into agreements or other arrangements with vendors and other similar counterparties (whether such counterparties are affiliated or unaffiliated with TCW) from time to time whereby such counterparty may charge lower rates and/or provide discounts or rebates for such counterparty’s products and/or services depending on certain factors, including without limitation, volume of transactions entered into with such counterparty by TCW, the Company, Other Clients and their portfolio companies in the aggregate.

Allocation of Personnel. The Adviser and its members, partners, officers and employees will devote as much of their time to our activities as they deem necessary and appropriate. Subject to the terms of the LLC Agreement, the Adviser, TCW, and their respective affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with us and/or may involve substantial time and resources of the Adviser. These activities could be viewed as creating a conflict of interest in that the time and effort of the members of the Adviser and its officers and employees will not be devoted exclusively to our business, but will be allocated between our business and the management of the monies of such other advisees of the Adviser.

Possible Future Activities. TCW may expand the range of services that it provides over time. Except as provided herein, TCW will not be restricted in the scope of its business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. TCW has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by us. These clients may themselves represent appropriate investment opportunities for us or may compete with us for investment opportunities.

Restrictions on Transfer or Withdrawal. Unitholders will generally not be permitted to transfer their Units unless (i) we and, if required by our lending arrangements under any permitted credit facility, our lenders give consent and (ii) the transfer is made in accordance with applicable securities laws. Furthermore, the transferability of the Units may be subject to certain restrictions contained in the New Subscription Agreement and LLC Agreement and may be affected by restrictions on resale imposed under U.S. federal, U.S. state or another jurisdiction’s securities laws. A public market does not currently exist for the Units and one is not expected to develop.

Operational Risk. We depend on TCW to develop the appropriate systems and procedures to control operational risk. Operational risks arising from mistakes made in the closing, confirmation or settlement of transactions, from transactions not being properly booked, evaluated, accounted for or managed or other similar disruption in our operations may cause us to suffer financial losses, disruption of our business, liability to third parties, regulatory intervention or damage to our reputation. Our business is highly dependent on our ability to process a large number of transactions across numerous and diverse markets. Consequently, we rely heavily on TCW’s financial, accounting, asset management and other data processing systems. The ability of TCW’s systems to accommodate an increasing volume of transactions could also constrain our ability to properly manage our portfolio. Generally, none of the Adviser or TCW will be liable to us for losses incurred due to the occurrence of any such errors.

Effect of Fees and Expenses on Returns. We will pay Management Fees and Incentive Fees to the Adviser and generally will bear our other Company Expenses. Generally, other than the Incentive Fee, fees and expenses will be paid regardless of whether we produce positive investment returns. The fees and expenses will reduce the actual returns to Unitholders, the distributions we make to Unitholders, and the overall value of the Unitholders’ investment. In addition, because the Management Fees payable by us to the Adviser will be calculated based on average gross assets of the Company on a consolidated basis, including the amortized cost of portfolio investments purchased with borrowed funds and other forms of leverage, the Adviser may be incentivized to use leverage, but will not utilize more than is permitted by applicable law or regulation. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of the Units.

Regulations Governing our Operation as a BDC. We may issue debt securities or Preferred Units and/or borrow money from banks or other financial institutions, which are collectively referred to herein as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act currently in force, we will be permitted, as a BDC, to issue senior securities in amounts such that our asset coverage ratio, as defined in the 1940 Act equals at least 150% (or 200% as described below under “—Additional Leverage”) of gross assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. Also, any amounts that we use to service our indebtedness would not be available for distributions to our Unitholders. Furthermore, as a result of issuing senior securities, we would also be exposed to typical risks associated with leverage, including an increased risk of loss.

If we issue Preferred Units, the Preferred Units would rank “senior” to the Units in our capital structure, the Preferred Unitholders would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of the Unitholders.

In addition, as a regulated BDC under the 1940 Act we may, among other things, be prohibited from knowingly participating in certain transactions with our affiliates without the prior approval of the members of our board of directors who are not interested persons and, in some cases, prior approval by the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). The Adviser has obtained exemptive relief from the SEC that, subject to certain conditions and limitations, permits us and other funds advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the exemptive relief, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among us and such potential co-investment funds based on the allocation policy of the Adviser. Under the Adviser’s allocation policy, an investment opportunity will be allocated to us based on certain criteria, including but not limited to capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. There can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.

We incur significant costs as a result of being registered under the Exchange Act. We incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight. We have implemented and may continue to implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We have incurred and expect to incur significant annual expenses related to these steps and directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to the Administrator to compensate it for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses associated with being a public company.

The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Borrowing Money. The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increases the risks associated with investing in the Company. Subject to the borrowing limitation imposed on us by the 1940 Act, the Company and any wholly owned subsidiary of the Company may borrow from or issue senior debt securities to banks, insurance companies and other lenders in the future. Our lenders will have fixed dollar claims on our assets that are superior to the claims of the Unitholders, and we would expect such lenders to seek recovery against our assets in the event of a default. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Leverage is generally considered a speculative investment technique. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures.

As a BDC, we generally will be required to meet a coverage ratio of total assets to total borrowings and other senior securities, which will include all of our borrowings and any Preferred Units that we may issue in the future, of at least 150% (or 200% as described below under “—Additional Leverage”). If this ratio declines below 150% (or 200% if certain requirements under the 1940 Act are not met), we may not be able to incur additional debt, which could have a material adverse effect on our operations. The amount of leverage that we employ will depend on the Adviser’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that we will be able to obtain credit at all or on terms acceptable to us. Any wholly owned subsidiary of the Company will be subject to the requirements of the 1940 Act governing investment policies, capital structure and leverage on an aggregate basis with the Company. In addition, any wholly owned subsidiary will comply with the provisions relating to affiliated transactions and custody of the 1940 Act and the custodian for such wholly owned subsidiary would be disclosed in applicable regulatory filings. The Company does not currently intend to create or acquire primary control of any entity which engages in investment activities in securities or other assets, other than entities wholly owned by the Company.

In addition, any debt facility into which we may enter would likely impose financial and operating covenants that restrict our business activities, including limitations that could hinder our ability to finance additional loans and investments or to make the distributions required to maintain our status as a RIC under Subchapter M of the Code. In particular, it is anticipated that the Credit Facility would contain certain financial covenants, which may include requiring us to maintain a minimum amount of equity supporting the Credit Facility or comply with certain collateral quality and coverage tests.

Additional Leverage. As a BDC, we generally will be required to meet a coverage ratio of total assets to total borrowings and other senior securities, which will include all of our borrowings and any Preferred Shares that we may issue in the future, of at least 150% (or 200% if certain requirements under the 1940 Act are not met). If this ratio declines below 150% (or 200% if certain requirements under the 1940 Act are not met), we may not be able to incur additional debt, which could have a material adverse effect on our operations. The amount of leverage that we employ will depend on the Adviser’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that we will be able to obtain credit at all or on terms acceptable to us.

Failure to Qualify as a RIC. We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code. To qualify as a RIC under Subchapter M of the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The distribution requirement for a RIC is satisfied if we distribute the sum of at least 90% of our net ordinary income, net short-term capital gains in excess of net long-term capital losses, if any, and 90% of our net tax-exempt interests (if any) to the Unitholders on an annual basis. Because we intend to incur debt, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources, we may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax. To qualify as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in the Company having to dispose of certain investments quickly in order to qualify as a RIC, or to prevent the loss of such qualification after becoming a RIC. Because most of our investments will be in private or thinly traded public companies, any such dispositions may be made at disadvantageous prices and may result in substantial losses. While we generally will not lose our status as a RIC as long as we do not acquire any non-qualifying securities or other property, under certain circumstances we may be deemed to have made an acquisition of non-qualifying securities or other property. If we fail to qualify as a RIC for any reason and become subject to corporate income tax, the resulting corporate income taxes could substantially reduce our net assets, the amount of income available for distributions to the Unitholders and the amount of funds available for new investments. Such a failure would have a material adverse effect on us and the Unitholders. See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Taxation as a Regulated Investment Company.”

Recourse to Our Assets. Our assets, including any investments made by us and any capital held by us, are available to satisfy all our liabilities and other obligations. If we become subject to a liability, parties seeking to have the liability satisfied may have recourse to our assets generally and not be limited to any particular asset, even in the circumstance where a specific investment gave rise to the liability.

Litigation Risks. We will be subject to a variety of litigation risks, particularly if one or more of our portfolio companies face financial or other difficulties. Legal disputes, involving any or all of the Company, the Adviser, or their affiliates, may arise from our activities and investments and could have a significant adverse effect on us.

A Unitholder’s Ownership Percentage Interest in Us Will Be Diluted If We Issue Additional Units. Unitholders do not have preemptive rights to any Units we may issue in the future. We will, at a future date, and in accordance with the process described in Item 1(c). Description of Business—Commitments, to issue additional Units at or below the NAV per Unit. To the extent we issue additional Units, a Unitholder’s ownership percentage interest in us may be diluted. In addition, if such Units are issued below NAV, existing Unitholders may also experience dilution in the book value and fair value of their Units.

We are generally not able to issue and sell our Units at a price below NAV. We may, however, sell our Units, or warrants, options or rights to acquire our Units, at a price below the then-current NAV of our Units (i) with the consent of a majority of our Unitholders (and a majority of our Unitholders who are not affiliates of us) and (ii) if, among other things, a majority of our Independent Directors and a majority of our directors who have no financial interest in the transaction determine that a sale is in the best interests of us and our Unitholders.

For the avoidance of doubt, the Company currently intends to call all capital prior to the commencement of the Unit repurchase program. Subsequent Commitments, beginning on the first business day of the calendar quarter immediately following the satisfaction of the Drawdown Condition (as defined below), will be fully funded by investors. To accommodate the legal, tax, regulatory or fiscal concerns of certain prospective investors, we may determine to allow certain investors to fully fund their Commitment at one point in time, in lieu of sequential drawdowns of the Commitment.

“Drawdown Condition” means a condition that shall be satisfied on and after the date on which the Adviser (i) draws down on a materially sufficient amount of capital to convert to a fully drawn-down model or (ii) in its sole discretion, the Adviser waives the Drawdown Condition.

Limited Liability of the Adviser. To the extent permissible by law, the Adviser will not be liable, responsible or accountable in damages or otherwise to us or to any Unitholder for any breach of duty to us or the Unitholders or for any act or failure to act pursuant to the Advisory Agreement or otherwise, except in certain limited circumstances provided by the 1940 Act and as set forth in the Advisory Agreement. In general, we will be required to indemnify the Adviser (and other related and/or affiliated parties) for certain losses arising out of its activities on behalf of us. Such obligations could reduce significantly the returns to the Unitholders.

Conflicts of Interest. Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with us. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Relationship with the Adviser and Potential Conflicts of Interest.”

RISKS	RELATED TO OUR INVESTMENTS

Economic Recessions or Downturns. Many of the portfolio companies in which we make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans we made to them during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record our investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net investment income and assets. Unfavorable economic conditions also could increase our and our portfolio companies’ funding costs, limit our and our portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to us or our portfolio companies. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that we hold. We may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we will actually provide significant managerial assistance to that portfolio company, a bankruptcy court might subordinate all or a portion of our claim to that of other creditors.

Reliance on Portfolio Company Management. The day-to-day operations of each portfolio company in which we invest will be the responsibility of such entity’s management team. In addition, we may make investments in portfolio companies where we have limited influence and the other investors in such portfolio company have economic or business interests or goals that are inconsistent with our business interests and goals. Although the Adviser will be responsible for monitoring the performance of each of our investments and we are required, pursuant to a specific 1940 Act provision applicable to BDCs, to offer to provide each of our portfolio companies managerial assistance, there can be no assurance that the existing management team of a portfolio company or any successor will be able to operate any such entity in accordance with our expectations. In this situation, we may not be in a position to limit or otherwise protect the value of our investment.

Competition for Investment Opportunities. There can be no assurance that there will be a sufficient number of suitable investment opportunities to enable us to invest all of the Commitments of the Unitholders in opportunities that satisfy our investment strategy, or that such investment opportunities will lead to completed investments by us. The activity of identifying, structuring, completing, implementing and realizing attractive investment opportunities is highly competitive. We will compete for investment opportunities with many other industry participants, including other BDCs, public and private funds, individual and institutional investors, and financial institutions. Many such entities have substantially greater economic and personnel resources than the Company and/or better relationships with borrowers and others and/or the ability to accept more risk than we believe can be prudently managed. Accordingly, competition for investments may have the effect of reducing the number of suitable prospective investments available to us and increasing the bargaining power of borrowers, thereby reducing our investment returns. Furthermore, the availability of investment opportunities generally will be subject to market conditions. It is possible that our capital will not be fully utilized if sufficient attractive investments are not identified and consummated by the Adviser.

No Secondary Market for Securities. Our investments are generally heavily negotiated and, accordingly, do not have the liquidity of conventional securities and will not have readily available market prices. We value such investments at fair value as determined in good faith by the Adviser in accordance with our valuation policy. Because there is no single standard for determining fair value, determining fair value requires that judgment be applied to the specific facts and circumstances of each investment. In addition, due to their illiquid nature, we may not be able to dispose of our investments in a timely manner, at a fair price and/or in the manner that was thought to be viable when the investment was initiated (due to economic, legal, political or other factors). There is no assurance that we will be able to dispose of an investment in a particular security. The inability to dispose of a security could result in losses incurred by us, including the loss of our entire investment in such security. The debt of highly leveraged companies or companies in default also may be less liquid than other debt. If we voluntarily or involuntarily sell those types of debt securities, we might not receive the full value we expect.

Status as Non-Diversified Investment Company. We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer. To the extent that we assume large positions in the securities of a small number of issuers, our NAV may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Beyond our asset diversification requirements as a RIC under the Code, we do not have fixed guidelines for diversification, and our investments could be concentrated in relatively few portfolio companies.

Illiquidity of Collateral. Collateral may consist of assets that may not be readily liquidated, and there is no assurance that the liquidation of those assets will satisfy a company’s obligations. If a company defaults on a secured investment, the Company may receive assets other than cash or securities in full or partial satisfaction of such company’s obligations. The Company might not be able to realize the benefit of the assets for legal, practical or other reasons. The Company might hold those assets until it is determined to be appropriate to dispose of them.

Portfolio Concentration. Although the regulatory restrictions applicable to RICs limit the amount that we may generally invest in any single portfolio company, our investments may not be diversified. See “Item 1(c). Description of Business—Regulation as a Business Development Company—Qualifying Assets” and “Item 1(c) Description of Business—Certain U.S. Federal Income Tax Consequences—Taxation as a Regulated Investment Company.” Aside from the diversification requirements that we will have to comply with as a RIC and other contractual investment limitations to which we are subject pursuant to the LLC Agreement, we do not have any specific portfolio diversification or concentration limits. As a result, our portfolio may include a relatively limited number of large positions. If our investments are concentrated in a few issuers or industries, any adverse change in one or more of such issuers or industries could have a material adverse effect on our investments. To the extent the aggregate Commitments of the Unitholders turn out to be substantially less than the amounts targeted, our portfolio may be even more concentrated than it would otherwise be.

Valuation Risk. Many of our portfolio securities may not have a readily available market price and the Adviser will value these securities at fair value as determined in good faith under procedures approved by our board of directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment. The majority of our investments are expected to be in instruments that do not have readily ascertainable market prices. The fair value of assets that are not publicly traded or whose market prices are not readily available will be determined in good faith by the Adviser under procedures approved by our board of directors. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make.

Reliance upon Consultants. The Adviser may rely upon independent consultants in connection with its evaluation of proposed investments; however, no assurance can be given that these consultants will accurately evaluate such investments and we may incur liability as a result of such consultants’ actions.

Other Affiliate Transactions and Investments in Different Levels of Capital Structure. From time to time, the Company and Other Clients may make investments at different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s securities, subject to the limitations of the 1940 Act. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. To the extent we hold securities that are different (including with respect to their relative seniority) than those held by an Other Client, the Adviser and its affiliates may be presented with decisions when our interests are in conflict, particularly if the Company and Other Clients hold significant or controlling interests in competing or different tranches of a portfolio company’s capital structure. For example, conflicts could arise where we lend funds to a portfolio company while an Other Client invests in equity securities of such portfolio company. In this circumstance, for example, if such portfolio company goes into bankruptcy, becomes insolvent or is otherwise unable to meet its payment obligations or comply with its debt covenants, conflicts of interest could arise between the holders of different types of securities as to what actions the portfolio company should take. In addition, purchases or sales of securities for our account (particularly marketable securities) will be bunched or aggregated with orders for Other Clients, including other funds. It is frequently not possible to receive the same price or execution on the entire volume of securities sold, and the various prices may be averaged, which may be disadvantageous to us. Further conflicts could arise after the Company and Other Clients have made their respective initial investments. For example, if additional financing is necessary as a result of financial or other difficulties, it may not be in our best interests to provide such additional financing. If the other affiliates were to lose their respective investments as a result of such difficulties, the ability of the Adviser to recommend actions in our best interests might be impaired. TCW may in its discretion take steps to reduce the potential for adversity between us and the Other Clients, including causing us and/or such Other Clients to take certain actions that, in the absence of such conflict, we would not take. In addition, there may be circumstances where TCW agrees to implement certain procedures to ameliorate conflicts of interest that may involve a forbearance of rights relating to us or Other Clients, such as where TCW may cause Other Clients to decline to exercise certain control- and/or foreclosure-related rights with respect to a portfolio investment. There can be no assurance that the return on our investment will be equivalent to or better than the returns obtained by Other Clients participating in the transaction. In addition, it is possible that in a bankruptcy proceeding, our interests will be subordinated or otherwise adversely affected by virtue of an Other Client’s or other vehicle’s involvement and actions relating to its investment. For example, in circumstances where we hold a junior mezzanine interest in a portfolio company, holders of more senior classes of debt issued by such portfolio company (which can include Other Clients) could take actions for their benefit (particularly in circumstances where such portfolio company faces financial difficulties or distress) that further subordinate or adversely impact the value of our investment in such portfolio company.

Further, parties with material relationships with us (including, but not limited to, (i) Other Clients (including portfolio companies thereof and lenders thereto), (ii) co-investors, (iii) TCW (including equity holders thereof and lenders thereto), and (iv) our investors) could provide additional financing to our portfolio companies, subject to the restrictions of the 1940 Act and the regulations promulgated thereunder. TCW could have incentives to cause us and / or our portfolio companies to accept less favorable financing terms from such parties as compared to third party providers. If the Company occupies a different, and in particular, more senior position in the capital structure than such parties, TCW could influence us or the portfolio company to offer financing terms that are more favorable to such parties. In the case of a related party financing between us or our portfolio companies, on the one hand, and TCW or Other Clients’ portfolio companies, on the other hand, subject to our governing documents, the Adviser could, but are not obligated to, rely on a third party agent to confirm the terms offered by the counterparty are consistent with market terms, or the Adviser could instead rely on their own internal analysis, which the Adviser believe is often superior to third party analysis given TCW’s scale in the market.

If, however, any of TCW, the Company and Other Client or any of their portfolio companies delegates to a third party, such as another member of a financing syndicate or a joint venture partner, the negotiation of the terms of the financing, the transaction will be assumed to be conducted on an arms-length basis, even though the participation of the TCW-related vehicle impacts the market terms. For example, in the case of a loan extended to us or a portfolio company by a financing syndicate in which an Other Client has agreed to participate on terms negotiated by a third-party participant in the syndicate, it might have been necessary to offer better terms to the financing provider to fully subscribe the syndicate if the Other Client had not participated. It is also possible that the frequent participation of Other Clients in such syndicates could dampen interest among other potential financing providers, thereby lowering demand to participate in the syndicate and increasing the financing costs to us. The Adviser does not believe either of these effects is significant, but no assurance can be given to investors that these effects will not be significant in any circumstance.

Limitations on Co-Investments with Affiliates. The 1940 Act may limit our ability to engage in certain transactions with affiliates. As a result, we may be prohibited from co-investing with such affiliates in investments where terms of such investments other than price and amount of securities (such as financial and negative covenants, guarantees, or indemnification provisions) are negotiated, unless in reliance on the SEC co-investment exemptive relief that the Adviser has obtained. These restrictions may limit our access to certain investment opportunities that would otherwise be available to us.

Debt Financings in Connection with Acquisitions and Dispositions. We may from time to time provide financing (i) as part of a third-party purchaser’s bid for, or acquisition of, a portfolio entity or the underlying assets thereof owned by one or more Other Clients and/or (ii) in connection with a proposed acquisition or investment by one or more Other Clients or affiliates of a portfolio investment and/or its underlying assets. This generally would include the circumstance where we are making commitments to provide financing at or prior to the time such third-party purchaser commits to purchase such investments or assets from one or more Other Clients. We may also make portfolio investments and provide debt financing with respect to portfolio investments in which Other Clients and/or affiliates hold or propose to acquire an interest. While the terms and conditions of any such arrangements will generally be at arm’s-length terms negotiated on a case-by-case basis, the involvement of the Company and/or such Other Clients or affiliates may affect the terms of such transactions or arrangements and/or may otherwise influence the Adviser’s decisions with respect to the management of the Company and/or such Other Clients or the relevant portfolio investment, which may give rise to potential or actual conflicts of interest and which could adversely impact us. Subject to the limitations of the 1940 Act and our governing documents, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by TCW, or Other Clients.

We may from time to time dispose of all or a portion of a portfolio investment where the Adviser or one or more Other Clients is providing financing to repay debt issued to us. Such involvement may give rise to potential or actual conflicts of interest.

Co-Investment Syndication. We may initially consummate a portfolio investment intended as a co-investment as described herein and, later, syndicate such co-investment to certain persons. There can be no assurance that we will be successful in syndicating any such co-investment, in whole or in part, that the closing of such co-investment will be consummated in a timely manner, that any syndication will take place on terms and conditions that will be preferable for us or that expenses incurred by us with respect to any such syndication will not be substantial. In the event that we are not successful in syndicating any such co-investment, in whole or in part, it may consequently hold a greater concentration and have more exposure in the related investment than initially was intended, which could make us more susceptible to fluctuations in value resulting from adverse economic and/or business conditions with respect thereto. Moreover, an investment by us that is not syndicated to co-investors as originally anticipated could reduce our overall investment returns.

Portfolio Investment Data. TCW receives various kinds of portfolio company/entity data and information (including from portfolio companies and/or entities of the Company), such as data and information relating to business operations, trends, budgets, customers and other metrics. (This data is sometimes referred to as “big data.”) In furtherance of the foregoing, TCW may seek to enter into information-sharing and use arrangements with portfolio companies and/or entities of the Company. TCW believes that access to this information furthers our interests by providing opportunities for operational improvements across portfolio companies and/or entities of the Company and in connection with our investment management activities. Subject to appropriate contractual arrangements, TCW may also utilize such information outside of our activities in a manner that provides a material benefit to TCW, but not us.

Illiquid and Long-Term Investments. It is anticipated that there will be a significant period of time before we will have completed our portfolio investments. Many of such portfolio investments are currently expected by the Adviser to take on average at least three to five years (or potentially longer) from the date of initial investment to reach a state of maturity when realization of the portfolio investment can be achieved. Although our portfolio investments will typically generate some current income and/or cash flow in the form of amortization, interest or fee payments, private investment transaction structures often will not provide for liquidity of our portfolio investment prior to repayment upon a refinancing event, and the return of capital and the realization of gains, if any, from a portfolio investment generally will occur only upon the partial or complete disposition of such portfolio investment. In light of the foregoing, it is likely that no significant return from the disposition of our portfolio investments will occur for a substantial period of time from our date of closing. While a portfolio investment may be sold at any time, it is not generally expected that this will occur for a number of years after such portfolio investment are made. It is unlikely that there will be a public market for the illiquid and/or long-term securities held by us at the time of their acquisition. Therefore, no assurance can be given that, if we are determined to dispose of a particular portfolio investment, we could dispose of such portfolio investment at a prevailing market price, and there is a risk that disposition of such portfolio investment may require a lengthy time period or may result in distributions in-kind to investors. Although the Adviser expects that portfolio investments will either be disposed of prior to the Company being put into liquidation or be suitable for in-kind distribution at liquidation, we may have to sell, distribute or otherwise dispose of portfolio investments at a disadvantageous time as a result of liquidation. We generally will not be able to sell our portfolio investments through the public markets unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Additionally, there can be no assurances that the portfolio investments can be sold on a private basis. In addition, we may be prohibited from selling certain securities for a period of time because of contractual, legal, regulatory or other similar reasons and, as a result, may not be permitted to sell a portfolio investment at a time we might otherwise desire to do so.

Credit Risks. Debt investments are subject to credit risk. Credit risk relates to the ability of the borrower to make interest and principal payments on the loan or security as they become due. If the borrower fails to pay interest, our income might be reduced. If the borrower fails to repay principal, the value of that security and the value of the Company might be reduced. Our investments in debt securities are subject to risks of default. We may invest in debt securities made in connection with leveraged buy-out transactions, recapitalizations (i.e., a type of a corporate restructuring that aims to change a company’s capital structure) and other highly leveraged transactions. While our investments in senior loans typically will be secured by collateral, we may have difficulty liquidating the collateral or enforcing our rights under the terms of the senior loans in the event of the borrower’s default. There is no guarantee that the collateral securing a senior loan will be sufficient to protect us against losses or a decline in income in the event of a borrower’s non-payment of interest or principal. In the event that a borrower declares bankruptcy, a court could invalidate our security interest in the loan collateral or subordinate our rights under the senior loan to other creditors of the borrower. Also, we may invest part of our assets in loans and other debt obligations that are not fully secured.

Broadly Syndicated Loans. From time to time, we may invest in liquid assets, such as broadly syndicated loans, high yield bonds, structured finance securities, shares of investment companies and other instruments that may be traded in public or institutional financial markets and have a readily available market value. These investments may expose us to various risks, including with respect to liquidity, price volatility, interest rate risk, ability to restructure in the event of distress, credit risks and less protective issuing documentation, than is the case with the private middle market loans that comprise the majority of our investment portfolio. Certain of these instruments may be fixed rate assets, thereby exposing us to interest rate risk in the valuation of such investments. Additionally, the financial markets in which these assets may be traded are subject to significant volatility (including due to macroeconomic conditions), which may impact the value of such investments and our ability to sell such instruments without incurring losses. The foregoing may result in volatility in the valuation of our liquid investments (including in any broadly syndicated loans that we invest in), which would, in turn, impact our NAV. Similarly, a sudden and significant increase in market interest rates may increase the risk of payment defaults and cause a decline in the value of these investments and in our NAV. We may sell our liquid investments (including broadly syndicated loans) from time to time in order to generate proceeds for use in our investment program, and we may suffer losses in connection with any such sales, due to the foregoing factors. We may not realize gains from our investments in liquid assets and any gains that we realize may not be sufficient to offset any other losses we experience.

Interest Rate Risk. In general, the value of a debt security changes as prevailing interest rates change. For fixed-rate debt securities, when prevailing interest rates fall, the values of outstanding debt securities generally rise. When interest rates rise, the values of outstanding debt securities generally fall, and they may sell at a discount from their face amount. Our debt investments will generally have adjustable interest rates. For that reason, the Adviser expects that when interest rates change, the amount of interest we receive in respect of such debt investments will change in a corresponding manner. However, the interest rates of some debt investments adjust only periodically.

Between the times that interest rates on debt investments adjust, the interest rates on those investments may not correlate to prevailing interest rates. In recent years the U.S. Federal Reserve Board (the “Fed”) increased interest rates from historically low levels in an effort to cause inflation levels to align with the Fed’s long-term inflation target, but those rates have appeared to stabilize somewhat more recently and might be lowered in the coming year. A wide variety of factors can cause interest rates to rise (e.g., central bank monetary policies, inflation rates or general economic conditions).

Reliance Upon Unaffiliated Co-Lender. In certain circumstances we may co-invest with an unaffiliated lender, who will sometimes be responsible for performing some of the legal due diligence on the borrower and for negotiating some of the terms of the loan agreement that establishes the terms and conditions of the debt investment and the rights of the borrower and the lenders. In such circumstances, although we will perform our own due diligence, we may rely in part on the quality of the due diligence performed by the co-lender and will be bound by the negotiated terms of the loan documentation. There can be no assurance that the unaffiliated co-lender will perform the same level of due diligence as we would perform or that the co-lender will negotiate terms that are consistent with the terms generally negotiated and obtained by us. If the unaffiliated co-lender is acting as collateral agent under the loan documentation and becomes insolvent, the assets securing the debt investment may be determined by a court or regulatory authority to be subject to the claims of the co-lender’s creditors. If that were to occur, we might incur delays and costs in realizing payment on the loan, or we might suffer a loss of principal and/or interest.

Use of Investment Vehicles. In general, the risks associated with indirect investments in portfolio companies through a joint venture, partnership or other special purpose vehicle (each, an “Investment Vehicle”) are similar to those associated with a direct investment in a portfolio company. While we will analyze the credit and business of a potential portfolio company in determining whether or not to make an investment in an Investment Vehicle, we will nonetheless be exposed to the creditworthiness of the Investment Vehicle. In the event of a bankruptcy proceeding against the Investment Vehicle, the risks outlined below under “—Insolvency Considerations with Respect to Portfolio Companies” will be applicable with equal effect. Additionally, in the case of a bankruptcy proceeding against the portfolio company, the assets of the portfolio company may be used to satisfy its obligations prior to the satisfaction of our investment in the Investment Vehicle (i.e., our investment in the Investment Vehicle would be structurally subordinated to the other obligations of the portfolio company).

Insolvency Considerations With Respect to Portfolio Companies. Various laws enacted for the protection of creditors may apply to our debt investments. A bankruptcy proceeding against a borrower could delay or limit our ability to collect the principal and interest payments on that borrower’s debt obligations. In a lawsuit brought by creditors of a borrower, a court or a trustee in bankruptcy could take certain actions that would be adverse to us. For example:

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Other creditors might convince the court to set aside or subordinate a loan or the security interest in a loan as a “fraudulent conveyance,” a “preferential transfer” or for other equitable considerations. In that event, the court could recover from us the interest and principal payments that the borrower made before becoming insolvent. There can be no assurance that we would be able to prevent such recapture.

•	A bankruptcy court may restructure the payment obligations under debt securities so as to reduce the amount to which we would be entitled.

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The court might discharge the amount of a loan we make that exceeds the value of the collateral securing the loan. The court could subordinate our rights to the rights of other creditors of the borrower under applicable law.

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Although our senior secured position under a senior loan provides some assurance that we would be able to recover some of our investment in the event of a borrower’s default, the collateral might be insufficient to cover the borrower’s debts. A bankruptcy court might find that the collateral securing the senior loan is invalid or require the borrower to use the collateral to pay other outstanding obligations. If the collateral consists of stock of the borrower or its subsidiaries, the stock may lose all of its value in the event of a bankruptcy, which would leave us exposed to greater potential loss.

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If a borrower defaults on a scheduled interest or principal payment on a debt obligation, we may experience a reduction of our income. In addition, the value of the debt investment would decline, which may, in turn, cause our value to decline.

Lender Liability. In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “Lender Liability”). Generally, Lender Liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Lender Liability claims generally arise in bankruptcy, but can also arise under state law claims. Lender Liability often involves claims of misconduct where a lender (a) intentionally takes an action that exacerbates the insolvency of a borrower or issuer or that results in the undercapitalization of a borrower or issuer to the detriment of other creditors of such borrower or issuer, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as a shareholder to dominate or control a borrower or issuer to the detriment of other creditors of such borrower or issuer. We could be subject to allegations of Lender Liability because of the nature of certain of our investments. There is also a risk that where Lender Liability is alleged, a court may elect to subordinate the claim of the offending lender or bondholder to the claims of the disadvantaged creditor or creditors (a remedy called “Equitable Subordination”). We do not intend to engage in conduct that would give rise to a claim of Lender Liability or Equitable Subordination. However, as a BDC, we are obligated to offer managerial assistance to each of our portfolio companies. To the extent any of our portfolio companies elect to accept such offer to provide managerial assistance, that level of involvement with a portfolio company could strengthen a Lender Liability claim against us. Therefore, claims for Lender Liability or Equitable Subordination affecting our investments could arise as a result of any managerial assistance that we provide in order to fulfill our obligations as a BDC. Moreover, because of the nature of our investments, we may not always be the lead creditor, and security or other agents may act on behalf of the investors in a security owned by us. Therefore, claims for Lender Liability or Equitable Subordination affecting our investments could also arise without our direct managerial or other involvement.

Special Risks of Highly Leveraged or other Risky Portfolio Companies. We can invest up to 100% of our total assets in debt and equity securities of portfolio companies that are highly leveraged and whose debt securities would be considered well below investment grade. We may also invest in obligations of portfolio companies in connection with a restructuring under Chapter 11 of the U.S. Bankruptcy Code (i.e., a debtor in possession financing) if the obligations meet the credit standards of the Adviser. Debtor in possession financings are arranged when an entity seeks the protections of the bankruptcy court under Chapter 11 of the U.S. Bankruptcy Code. These financings allow an entity to continue its business operations while reorganizing under Chapter 11. Such financings are senior liens on unencumbered security (i.e., security not subject to other creditor claims). These debt obligations tend to offer higher yields than investment grade securities to compensate investors for the higher risk, and are commonly referred to as “high risk securities” or, in the case of bonds, “junk bonds.” Similarly, we may also invest in obligations of portfolio companies in connection with rescue situation and Chapter 11 exit financings. Rescue situation financings may avoid a company’s need to resort to bankruptcy and provide the company with working capital it needs to continue uninterrupted operations. Chapter 11 exit financings allow a company to deleverage its balance sheet and to emerge from a Chapter 11 bankruptcy. Lending to highly leveraged or other risky borrowers is highly speculative. These investments may expose us to financial market risks, interest rate risks and credit risks that are significantly greater than the risks associated with other securities in which we may invest. An economic downturn or a period of rising interest rates, for example, could cause a decline in the prices of such securities. The prices of securities structured as zero-coupon or pay-in-kind securities may be more volatile than securities that pay interest periodically and in cash. In the event of a default by a portfolio company, we would experience a reduction of our income and could expect a decline in the fair value of the defaulted securities and may incur significant additional expenses to seek recovery.

Risk of Bridge Financing. If we make or invest in a bridge loan or interim financing for a portfolio company that intends to refinance all or a portion of that loan, there is a risk that the borrower will be unable to complete such refinancing successfully. Such failure could lead to the portfolio company having to pay interest at increasing rates along with additional fees and expenses, the result of which may reduce the value of the portfolio company.

Risk of Subordinated or Mezzanine Financing. Our investments in subordinated or mezzanine financing will generally be unsecured or, if secured, will be subordinated to the interests of the senior lender in the borrower’s capital structure. In the event of a bankruptcy or insolvency involving the borrower where there are insufficient assets to satisfy the obligations of the borrower to its senior lender, there may be no assets available to meet its obligations to the holders of its subordinated or mezzanine debt, including the Company.

Risks of Investing in Unitranche Loans. Unitranche loans provide leverage levels comparable to a combination of first lien and second lien or subordinated loans, and may rank junior to other debt instruments issued by the portfolio company. From the perspective of a lender, in addition to making a single loan, a unitranche loan may allow the lender to choose to participate in the “first out” tranche, which will generally receive priority with respect to payments of principal, interest and any other amounts due, or to choose to participate only in the “last out” tranche, which is generally paid only after the first out tranche is paid. We may participate in “first out” and “last out” tranches of unitranche loans and make single unitranche loans, and we may suffer losses on such loans if the borrower is unable to make required payments when due.

Risks Associated with Delayed-Draw Facilities. We may make investments that require multiple fundings over time or are structured as “revolvers” or “delayed-draws.” These types of investments generally have funding obligations that extend over a period of time and that may extend beyond the investment period. In such circumstances, we may be required to reserve remaining Commitments for future funding obligations and may be required to fund such obligations after the termination of the investment period. However, there can be no assurance that the reserved funds will ultimately be utilized for portfolio investments, which may result in us not fully deploying our committed capital. Moreover, borrowers with deteriorating creditworthiness may continue to satisfy their contractual conditions and therefore be eligible to draw unfunded amounts at times when we might prefer not to advance such amounts. In addition, the Adviser may have assumptions as to when a company with which we transact may draw on unfunded amounts when we enter into the commitment. If the borrower does not draw as expected, the commitment may not prove as attractive an investment as originally anticipated. Furthermore, any failure to advance requested funds to a borrower with which we transact could result in possible assertions of offsets against amounts previously funded.

Risks of Middle Market Loans. Borrowers under loans originated by us or in which we may invest may include privately owned small and mid-sized companies, which present a greater risk of loss than loans to larger companies. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position, and may need more capital to expand or compete. These financial challenges may make it difficult for our borrowers to make scheduled payments of interest or principal on our loans. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies that are able to access traditional credit sources.

Risks of PIK and Private Credit Terms. A portfolio investment may have a contractual return that is not paid entirely in cash, but rather features a PIK element paid partially or wholly in-kind or as an accreting liquidation preference, in which case we will be forgoing a cash margin for an accrued interest amount rolled throughout the life of the loan. This may have the effect of lengthening the time before cash is received and increasing our risk exposure. While the Adviser seeks to achieve our targeted returns for any given portfolio investment, other factors, such as overall economic conditions, the competitive environment and the availability of potential purchasers of the securities, may shorten or lengthen our holding period, and some portfolio investments may take several additional years from the initial investment date to achieve a realization. In some cases, we may be prohibited by contract from selling certain securities for a period of time. If we are required to liquidate all or a portion of our portfolio positions quickly, then we may realize significantly less than the value at which we previously recorded those portfolio investments. The interest payments deferred on a PIK loan are subject to the risk that the borrower may default when the deferred payments are due in cash at the maturity of the loan. The interest rates on PIK loans are higher to reflect the time-value of money on deferred interest payments and the higher credit risk of borrowers who may need to defer interest payments. Market prices of OID instruments are more volatile because they are affected to a greater extent by interest rate changes than instruments that pay interest periodically in cash. PIK instruments may have unreliable valuations because the accruals require judgments about ultimate collectability of the deferred payments and the value of the associated collateral. Use of PIK and OID securities may provide certain benefits to the Adviser, including increasing management fees and incentive compensation.

Non-U.S. Investment Risk. We may invest up to 30% of our gross assets in portfolio companies domiciled outside of the United States (assuming that the remaining 70% of our gross assets constitute “qualifying assets” (as defined in the 1940 Act and as described under “Item 1(c). Description of Business—Regulation as a Business Development Company—Qualifying Assets”)). Non-U.S. obligations have risks not typically involved in domestic investments. For example, non-U.S. obligations not denominated in U.S. dollars will cause our investment performance to vary based on changes in the applicable currency exchange rate. Moreover, even if we attempt to hedge the currency exchange risk, these hedges may be expensive and may not completely protect us in all circumstances. Non-U.S. investing can also result in higher transaction and operating costs for the Company. Non-U.S. issuers may not be subject to the same accounting and disclosure requirements that U.S. issuers are subject to. The value of non-U.S. investments may be affected by exchange control regulations, expropriation or nationalization of a company’s assets, non-U.S. taxes, delays in settlement of transactions, changes in governmental economic or monetary policies in the United States or abroad, or other political and economic factors. We may have greater difficulty taking appropriate legal actions in non-U.S. courts. Non-U.S. countries may impose withholding taxes on income paid on the debt securities of issuers in those countries.

Risks of Using Derivative Instruments. We may use derivative financial instruments for hedging or managing the risks associated with the assets we hold. The risks posed by such instruments can be extremely complex and difficult to evaluate, including (i) risks relating to our counterparties in such a transaction; (ii) imperfect correlation between movements in the currency, interest rate or other reference on which the derivative is based and movements in the assets of the underlying portfolio; and (iii) reduced ability to meet short-term obligations because of the percentage of our assets segregated to cover derivative obligations. In addition, by hedging a particular position, any potential gain from an increase in value of such position may be limited.

Under an applicable SEC rule, BDCs that use over a certain level of derivatives will be subject to a value-at-risk leverage limit, a derivatives risk management program and testing requirements and requirements related to board reporting. These requirements will apply, unless a BDC qualifies as a “limited derivatives user,” as defined under the rule. Under the rule, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

Risks Related to Warehousing Transactions. We may enter into one or more warehousing transactions. We may not be able to consummate or realize the anticipated benefits from any such warehousing transaction. Under certain warehousing transactions, we may agree to purchase assets from a warehouse provider at prices based on cost plus adjustments designed to give such warehousing provider the economic benefits of accrued but unpaid interest and structuring fees and original issue discount, while such warehouse provider holds the assets. As a result, we generally will not receive any benefit of holding the investments in a warehouse until we have acquired such assets from such warehouse provider, and certain benefits of the acquisition of the assets (such as discounted purchase prices resulting from structuring fees or original issue discount), may have deteriorated by the time we acquire the assets.

Purchases of assets from a warehouse provider will be at prices determined under the warehousing transaction which may differ from the assets’ market prices at the time of such purchase. As a result, we may pay more or less than the current market value of such assets when we acquire them. Certain warehousing agreements may also provide us with options to purchase certain assets at fair market value at the time of purchase, although a warehouse provider could retain the option to reject any purchase offers from us and retain such assets.

Need for Follow-On Investments. We may be called upon to provide follow-on funding or additional loans for, or have the opportunity to increase our investment in, our portfolio companies. There can be no assurance that we will be able to make or arrange for follow-on investments or loans or that we will have sufficient funds to do so. Any decision not to make follow-on investments or loans or the inability to make them may have a substantial negative impact on a portfolio company in need of funds or may diminish our proportionate ownership in such entity and thus our ability to influence the entity’s future conduct. The inability to make follow-on investments or loans may also impede, diminish or reduce the number of attractive investments made available to us.

Inability to Take Advantage of Investment Opportunities with Affiliated Funds or Investors. The 1940 Act limits our ability to engage in transactions with affiliated funds and investors. For example, we are prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our Independent Directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, five percent or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we are generally prohibited from buying or selling any security from or to such affiliate, absent the prior approval of the Independent Directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include co-investments in the same portfolio company, without prior approval of the Independent Directors and, in some cases, of the SEC. Although the Company will be able to benefit from exemptive relief obtained from the SEC by the Adviser and other funds advised by the Adviser to engage in certain “joint”

transactions, the relief is limited and subject to certain conditions. We are prohibited from buying or selling any security from or to any person who owns more than 25% of our voting securities or controls us (such as the Adviser) or certain of that person’s affiliates (such as other investment funds managed by the Adviser), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, we may be prohibited from buying or selling any security (other than any security of which we are the issuer) from or to any portfolio company of a private equity fund managed by the Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us. In situations where we cannot co-invest with other investment funds managed by the Adviser due to the restrictions contained in the 1940 Act, the investment policies and procedures of the Adviser generally require that such opportunities be offered to us and such other investment funds on an alternating basis. Therefore, there can be no assurance that we will be able to participate in all investment opportunities identified by the Adviser that are suitable for us. See “Item 7 Certain Relationships and Related Transactions, and Director Independence—Relationship with the Adviser and Potential Conflicts of Interest.”

Effect of BDC and RIC Rules on Investment Strategy. Our having to comply with the various rules necessary to remain qualified as a BDC and a RIC could adversely impact the implementation of our investment strategy and thus reduce returns to investors. For example, the diversification requirements imposed by the RIC rules could, in certain situations, preclude us from making certain investments.

RISKS RELATED TO UNITHOLDERS

Effect of Varying Terms of Classes of Units. Although we have no current intention to do so, pursuant to the LLC Agreement, we may issue Preferred Units. If we issue Preferred Units, there can be no assurance that such issuance would result in a higher yield or return to the holders of the Units. The issuance of Preferred Units would likely cause the NAV of the Units to become more volatile. If the dividend rate on the Preferred Units were to approach the net rate of return on our investment portfolio, the benefit of leverage to the holders of the Units would be reduced. If the dividend rate on the Preferred Units were to exceed the net rate of return on our portfolio, the leverage would result in a lower rate of return to the holders of the Units than if we had not issued Preferred Units. Any decline in the NAV of our investments would be borne entirely by the holders of the Units. Therefore, if the fair value of our portfolio were to decline, the leverage would result in a greater decrease in NAV to the holders of the Units than if we were not leveraged through the issuance of Preferred Units.

Rights of Preferred Unitholders. Holders of any Preferred Units that we might issue would have the right, voting separately as a single class, to elect two members of the board at all times. In addition, if dividends for Preferred Units become two full years in arrears, the holders of those Preferred Units would have the right to elect a majority of the board until such arrearage is completely eliminated. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of the Units and Preferred Units, both by the 1940 Act and by the terms of our debt financings (if any), might impair our ability to qualify as a RIC for federal income tax purposes. While we would intend to redeem the Preferred Units to the extent necessary to enable us to distribute our income as required to qualify as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

Retention of Proceeds. The Company may retain, in whole or in part, any proceeds attributable to portfolio investments and may use the amounts so retained to make investments, pay Company fees and expenses, repay Company borrowings, or fund reasonable reserves for future Company expenses or other obligations (including obligations to make indemnification advances and payments), provided, that, no part of such retained amounts will be used to make any investment for which the Adviser would not be permitted to draw down Commitments. To the extent such retained amounts are reinvested in investments, a Unitholder will remain subject to investment and other risks associated with such investments.

Obligations of Unitholders Relating to Credit Facilities. If the Company or any of its subsidiaries enters into a credit facility, we may grant security over and transfer our right to drawdowns of capital from investors to our lenders or other creditors. Unitholders will be required to fund drawdowns up to the amount of their respective Undrawn Commitments if an event of default under a credit facility or any other borrowing agreement occurs in order to repay any indebtedness of the Company or any of its subsidiaries, and the payment by a Unitholder of any such amounts that have become due and payable by the Company out of such Unitholder’s Undrawn Commitment may be a condition to the effectiveness of (i) any transfer, withdrawal, termination or reduction of Commitments of such Unitholder or (ii) such Unitholder’s ability to cease funding its Commitment, as described in “Item 11. Description of Registrant’s Securities to be Registered—Release from Commitments.”

Consequences of Failure to Pay Commitment in Full. If a Unitholder fails to pay any installment of its Commitment, other Unitholders who have an outstanding Commitment may be required to fund their respective Commitments sooner than they otherwise would have absent such a default. In addition, if funding of Commitments by other Unitholders and our borrowings are inadequate to cover defaulted Commitments, we may be unable to pay our obligations when due or be subjected to penalties or may otherwise suffer adverse consequences that could materially adversely affect the returns to the Unitholders (including non-defaulting Unitholders). If a Unitholder defaults, there is no guarantee that we will recover the full amount of the defaulted Commitment, and such defaulting Unitholder may lose all or a portion of its economic interest in us, as described under “Item 11. Description of Registrant’s Securities to be Registered—Default Provisions.”

No Registration; Limited Transferability of Units. The Units are being offered without registration under the Securities Act or any other laws of applicable jurisdictions. All dispositions and transfers of the Units shall be made pursuant to an effective registration statement or in accordance with an exemption from registration contained in the Securities Act. Unitholders will not be permitted to transfer their Units unless (i) we and, if required by our lending arrangements, our lenders give consent and (ii) the Transfer (as defined below) is made in accordance with applicable securities laws. Furthermore, the transferability of the Units may be subject to certain restrictions contained in the New Subscription Agreement and the LLC Agreement and may be affected by restrictions on resale imposed under U.S. federal, U.S. state or another jurisdiction’s securities laws. A public market does not currently exist for the Units and one is not expected to develop. Withdrawal from an investment in the Units will not generally be permitted. In light of the restrictions imposed on any such transfer and in light of the limitations imposed on a Unitholder’s ability to withdraw all or part of its investment in Units, an investment in the Units should be viewed as illiquid and subject to high risk.

Our Units are illiquid investments for which there is not a secondary market nor is it expected that any such secondary market will develop in the future. We also does not intend to list our Units on a national securities exchange. Our Units are not registered under the Securities Act or any state securities law and will be restricted as to transfer by law and the terms of the LLC Agreement and New Subscription Agreement.

Unitholders generally may not sell, assign or transfer their Units without the prior written consent of the Adviser, which the Adviser may grant or withhold in its sole discretion. Except in limited circumstances for legal or regulatory purposes, Unitholders are not entitled to redeem their Units. Unitholders must be prepared to bear the economic risk of an investment in us for an indefinite period of time.

Our Units are not listed on an exchange or quoted through a quotation system and we do not currently intend to seek such listing or quotation. We may, but are not required to, offer to repurchase shares of Units on a quarterly basis. As a result, Unitholders will have limited liquidity and may not be able to sell Units promptly, in desired quantities or at desired prices.

We anticipate that liquidity for a Unitholder’s shares of Units will be limited to participation in a Unit repurchase program. It is anticipated that the Adviser will recommend to our board of directors commencement of the Unit repurchase program to occur no later than the second calendar quarter of 2027, but we cannot assure prospective investors when we will undertake or that we will undertake the Unit repurchase program. Our board of directors may not approve Unit repurchases, and any approval is in the discretion of our board of directors. If we undertake the Unit repurchase program, we cannot assure prospective investors of the Unit price at which such Unit repurchase would be consummated. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to initiate the Unit repurchase program. We will notify Unitholders of such developments: (i) in our quarterly reports or (ii) by means of a separate mailing, accompanied by disclosure in a current or periodic report under the 1934 Act. In addition, under the Unit repurchase program, if implemented, we will have discretion to not repurchase units, to suspend the program, and to cease repurchases.

The Unit repurchase program may not be for a sufficient number of shares of our Units to meet a Unitholder’s request for Unit repurchases and we have no obligation to maintain such program. In addition, in any repurchase offer, if the amount requested to be repurchased in any repurchase offer exceeds the repurchase offer amount (which we intend to limit to no more than 5% of our Units outstanding as of the close of the previous calendar quarter), repurchases of shares of our Units would generally be made on a pro rata basis (based on the number of such Units put to us for repurchases), not on a first-come, first-served basis; provided that tendered shares of our Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ NAV. Further, we will have no obligation to repurchase our Units if the repurchase would violate the restrictions on distributions under Federal law or Delaware law or non-compliance with applicable covenants and restrictions under our financing arrangements and other regulatory restrictions. These limits may prevent us from accommodating all repurchase requests made in any quarter.

In addition, if we offer, and a Unitholder chooses to participate in, a Unit repurchase program, such Unitholder will be required to provide us with notice of intent to participate prior to knowing what the NAV per share of our Units will be on the repurchase date. Although we expect to offer a Unitholder the ability to withdraw a repurchase request prior to the repurchase date, to the extent a Unitholder seeks to sell shares to us as part of a Unit repurchase program, the Unitholder will be required to do so without knowledge of what the repurchase price of our Units will be on the repurchase date. Any such repurchases will be at a purchase price equal to the NAV per share of our Units as of the last calendar day of the applicable quarter. As a result, the price at which we repurchases Units may be greater or less than the price at which a Unitholder purchased Units. As a result, the Unit repurchase program should not be relied upon as a method to sell shares promptly or at a desired price.

The price at which we may repurchase Units pursuant to the Unit repurchase program will be determined in accordance with our valuation procedures and, as a result, there may be uncertainty as to the value of our Units. Since our Units are not publicly traded, and we do not intend to list our Units on a national securities exchange, the fair value of our Units may not be readily determinable. Any repurchase of shares of Units pursuant to our Unit repurchase program will be at a purchase price equal to the NAV per share of our Units as of the last calendar day of the applicable quarter, as determined in accordance with our valuation procedures, except that Units that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived, at our discretion, in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by us for the benefit of remaining Unitholders. We intend to conduct the repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the 1934 Act and the 1940 Act. Inputs into the determination of fair value of the Units require significant management judgment or estimation.

Withholding Risk for Foreign Investors. U.S. withholding tax rules require 30% withholding on distributions to Non-U.S. Holders unless there is certainty that such distributions are not subject to such withholding. The Company may make distributions at times of the year when there is uncertainty as to whether the amounts distributed are subject to such withholding. Accordingly, such distributions to Non-U.S. Holders may be subject to overwithholding by the Company (or its withholding agent) and Non-U.S. Holders may be required to file a return with the Internal Revenue Service in order to receive a refund of such overwithheld amounts. Non-U.S. Holders should see the discussion under the heading “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Taxation of Non-U.S. Holders.”

Tax Risks. Tax consequences to Unitholders from an investment in the Units are complex. Potential Unitholders are strongly urged to review the discussion in “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

GENERAL RISK FACTORS

Political, Social and Economic Uncertainty Risk. Social, political, economic and other conditions and events (such as natural disasters, epidemics and pandemics, terrorism, conflicts and social unrest) will occur that create uncertainty and have significant impacts on issuers, industries, governments and other systems, including the financial markets, to which companies and their investments are exposed. As global systems, economies and financial markets are increasingly interconnected, events that once had only local impact are now more likely to have regional or even global effects. Events that occur in one country, region or financial market will, more frequently, adversely impact issuers in other countries, regions or markets, including in established markets such as the U.S. These impacts can be exacerbated by failures of governments and societies to adequately respond to an emerging event or threat.

Uncertainty can result in or coincide with, among other things: increased volatility in the financial markets for securities, derivatives, loans, credit and currency; a decrease in the reliability of market prices and difficulty in valuing assets (including portfolio company assets); greater fluctuations in spreads on debt investments and currency exchange rates; increased risk of default (by both government and private obligors and issuers); further social, economic, and political instability; nationalization of private enterprise; greater governmental involvement in the economy or in social factors that impact the economy; changes to governmental regulation and supervision of the loan, securities, derivatives and currency markets and market participants and decreased or revised monitoring of such markets by governments or self-regulatory organizations and reduced enforcement of regulations; limitations on the activities of investors in such markets; controls or restrictions on foreign investment, capital controls and limitations on repatriation of invested capital; the significant loss of liquidity and the inability to purchase, sell and otherwise fund investments or settle transactions (including, but not limited to, a market freeze); unavailability of currency hedging techniques; substantial, and in some periods extremely high, rates of inflation, which can last many years and have substantial negative effects on credit and securities markets as well as the economy as a whole; recessions; and difficulties in obtaining and/or enforcing legal judgments.

We will also be negatively affected if the operations and effectiveness of us or a portfolio company (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted.

Changes to U.S. Tariff and Import/Export Regulations. There has been ongoing discussion and commentary regarding potential, significant changes to U.S. trade policies, treaties and tariffs, resulting in significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.

Changes in Applicable Law. We must comply with various legal requirements, including requirements imposed by United States and non-U.S. anti-money laundering laws, securities laws, commodities laws, tax laws and pension laws. Should any of those laws change over the life of the Company, the legal requirements to which we and the Adviser may be subject could differ materially from current requirements. In addition, if a Unitholder fails to comply with applicable anti-money laundering laws and similar laws, the Company may mandatorily repurchase such Unitholder’s Units.

Terrorist Action. There is a risk of terrorist attacks on the United States and elsewhere causing significant loss of life and property damage and disruptions in the global markets. Economic and diplomatic sanctions may be in place or imposed on certain states and military action may be commenced. The impact of such events is unclear, but could have a material effect on general economic conditions and market liquidity.

Dependence on Information Systems and Systems Failures. Our business is highly dependent on the communications and information systems of the Adviser, its affiliates and third parties. Further, in the ordinary course of our business we or the Adviser may engage certain third party service providers to provide us with services necessary for our business. Any failure or interruption of those systems or services, including as a result of the termination or suspension of an agreement with any third party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics or other serious public health events, such as the recent global outbreak of COVID-19;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results.

Cybersecurity Breaches and Identity Theft. Cybersecurity incidents and cyber-attacks have been occurring globally at more frequent and severe levels and are expected to continue to increase in frequency in the future. Our information and technology systems, our portfolio investments and our service providers may be vulnerable to damage or interruption, including, without limitation, from computer viruses and other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and security breaches, usage errors or malfeasance by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes, earthquakes or terrorist incidents. If unauthorized parties gain access to such information and technology systems, or if personnel abuse or misuse their access privileges, they may be able to steal, publish, delete or modify private and sensitive information. Although the Adviser has implemented, and portfolio investments and service providers may implement, various measures to manage risks relating to these types of events, such measures may be inadequate and, if compromised, information and technology systems could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. Even with sophisticated prevention and detection systems, breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified in a timely manner or at all, potentially resulting in further harm and precluding appropriate remediation. TCW, the Company, Other Clients and/or any portfolio investment may have to make significant investments to fix or replace information and technology systems. The failure of these systems and/or of disaster recovery plans for any reason could cause significant interruptions in the operations of TCW, the Company, any portfolio investment, and/or their service providers and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to Unitholders (and their beneficial owners) and the intellectual property and trade secrets of TCW, the Company, and/or portfolio investments. Such a failure could harm the reputation of TCW, the Company and/or a portfolio investment, subject any such entity and their respective affiliates to legal claims and adverse publicity, and otherwise affect their business and financial performance. When such issues are present with regard to the issuer of securities in which we invest, our portfolio investment in those securities may lose value.

In addition, the SEC has adopted changes to Regulation S-P, which requires, among other things, that registered investment advisers notify affected individuals of a breach involving their personal information when there has been an incident that rises to the level of being a reportable breach. In general, these laws and regulations introduce many new obligations on us, TCW and its affiliates and service providers and create new rights for parties who have given any of us their personal information, such as investors and others. In addition, the SEC has adopted changes to Regulation S-P, which requires, among other things, that registered investment advisers notify affected individuals of a breach involving their personal information when there has been an incident that rises to the level of being a reportable breach. In general, these laws and regulations introduce many new obligations on us, TCW and its affiliates and service providers and create new rights for parties who have given any of us their personal information, such as investors and others.

Cybersecurity Risk and Cyber Incidents. Our business depends on the communications and information systems of our Adviser and its affiliates, our portfolio companies and third-party service providers. These systems are subject to potential cybersecurity attacks and incidents, including through adverse events that threaten the confidentiality, integrity or availability of our information resources. Cyber hacking could also cause significant disruption and harm to the companies in which we invest. Additionally, digital and network technologies (collectively, “cyber networks”) might be at risk of cyberattacks that could potentially seek unauthorized access to digital systems for purposes such as misappropriating sensitive information, corrupting data or causing operational disruption. Cyberattacks might potentially be carried out by persons using techniques that could range from efforts to electronically circumvent network security or overwhelm websites to intelligence gathering and social engineering functions aimed at obtaining information necessary to gain access. These attacks could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption and result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, any of which could, in turn, have a material adverse effect on our operating results and negatively affect the value of our securities and our ability to pay distributions to our Unitholders.

As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by the Adviser and third-party service providers. In addition, we and the Adviser currently or in the future are expected to routinely transmit and receive confidential and proprietary information by email and other electronic means. We and the Adviser may not be able to ensure secure capabilities with all of our clients, vendors, service providers, counterparties and other third parties to protect the confidentiality of the information.

In addition, we, the Adviser and many of our third-party service providers currently have work from home policies. Such a policy of remote working could strain our technology resources and introduce operational risks, including heightened cybersecurity risks and other risks described above. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts. There is no assurance that any efforts to mitigate cybersecurity risks undertaken by us or our Adviser will be effective. Network, system, application and data breaches as a result of cybersecurity risks or cyber incidents could result in operational disruptions or information misappropriation that could have a material adverse effect on our business, results of operations and financial condition of us and of our portfolio companies.

Risks Associated with Artificial Intelligence. Recent technological advances in artificial intelligence, including machine learning technology (“Machine Learning Technology”), pose risks to us and our portfolio companies. We and our portfolio companies could be exposed to the risks of Machine Learning Technology if third-party service providers or any counterparties use Machine Learning Technology in their business activities.

We and the Adviser are not in a position to control the use of Machine Learning Technology in third-party products or services. Use of Machine Learning Technology could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming partly accessible by other third-party Machine Learning Technology applications and users. Machine Learning Technology and its applications continue to develop rapidly, and we cannot predict the risks that may arise from such developments.

Machine Learning Technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that Machine Learning Technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of Machine Learning Technology. To the extent we or our portfolio companies are exposed to the risks of Machine Learning Technology use, any such inaccuracies or errors could adversely impact us or our portfolio companies.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We were formed on April 14, 2025 as a limited liability company under the laws of the State of Delaware. We are an externally managed, closed-end, non-diversified management investment company, that intends to elect to be regulated as a BDC under the 1940 Act. In addition, we intend to elect to be treated for U.S. federal income tax purposes as a RIC. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax- exempt interest. See “Item 1(c). Description of Business—Regulation as a Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Regulated Investment Company Classification.”

We are currently in the development stage and have not commenced investment operations. Since inception, there has been no activity.

Revenues

We plan to generate revenues in the form of interest income and capital appreciation by providing private capital to middle market companies operating in a broad range of industries primarily in North America. The historical investment philosophy, strategy and approach of the Private Credit Group has not involved the use of PIK interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, or similar arrangements. Although we do not currently expect the Private Credit Group to originate investments for us with PIK interest features, from time to time we may make investments that contain such features or that subsequently incorporate such features after origination. Our highly negotiated private investments may include senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities such as options and warrants. However, our investment bias will be towards adjustable-rate, senior secured loans. We do not anticipate a secondary market developing for our private investments.

We will be primarily focused on investing in senior secured debt obligations, although there may be occasions where the investment may be unsecured. We will also consider an equity investment as the primary security, in combination with a debt obligation, or as a part of total return strategy. Our investments will mostly be in corporations, partnerships or other business entities. Additionally, in certain circumstances, we may co-invest with other investors and/or strategic partners indirectly in a company through an Investment Vehicle. While we will invest primarily in North American companies, there may be certain instances where we will invest in companies domiciled elsewhere.

Expenses

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided through the Administration Agreement and the Advisory Agreement. Subject to the Company Expenses Limitation, we, and indirectly our Unitholders, shall bear and be responsible for all Company Expenses. Company Expenses shall include, without limitation: (a) organizational Expenses and expenses associated with the issuance of the Units and organizational expenses of a related entity organized and managed by TCW as a feeder fund for DL VIII and issuance of interests therein; (b) expenses of calculating the Company’s NAV (including the cost and expenses of any independent valuation firm); (c) fees payable to third parties, including agents, consultants, attorneys or other advisors, relating to, or associated with, evaluating and making investments; (d) expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with, evaluating and making investments; (e) costs associated with the Company’s reporting and compliance obligations under the 1940 Act, Exchange Act and other applicable federal or state securities laws; (f) fees and expenses incurred in connection with debt incurred to finance the Company’s investments or operations, and payment of interest and repayment of principal on such debt; (g) expenses related to sales and purchases of Units and other securities; (h) Management Fees and Incentive Fees; (i) administrator fees and expenses payable under the Administration Agreement, provided that any such fees payable to the Administrator shall be limited to what a qualified third party would charge to perform substantially similar services; (j) transfer agent, sub-administrator and custodial fees; (k) expenses relating to the issue, repurchase and transfer of Units to the extent not borne by the relevant transferring Unitholders and/or assignees; (l) federal and state registration fees; (m) federal, state and local taxes and other governmental charges assessed against the Company; (n) Independent Directors’ fees and expenses and the costs associated with convening a meeting of the board of directors or any committee thereof; (o) fees and expenses and the costs associated with convening a meeting of the Unitholders or holders of any Preferred Units; (p) costs of any reports, proxy statements or other notices to Unitholders, including printing and mailing costs; (q) costs and expenses related to the preparation of the Company’s financial statements and tax returns; (r) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone, and copying; (t) independent auditors and outside legal costs, including legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator, pertaining to the Company; (u) compensation of other third party professionals to the extent they are devoted to preparing the Company’s financial statements or tax returns or providing similar “back office” financial services to the Company; (v) Adviser costs and expenses (excluding travel) in connection with identifying and investigating investment opportunities for the Company, monitoring the Company’s investments and disposing of any such investments; (w) portfolio risk management costs; (x) commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees); (y) costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Company, including in each case services with respect to the proposed purchase or sale of securities by the Company that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated); (z) costs of amending, restating or modifying the LLC Agreement or Advisory Agreement or related documents of the Company or related entities; (aa) fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of us or related entities; and (bb) all other properly and reasonably chargeable expenses incurred by the Company or the Administrator in connection with administering the Company’s business.

Notwithstanding the foregoing, we will not bear more than the Company Expenses Limitation; provided, that, any amount by which actual annual expenses in (b) exceed the Company Expenses Limitation shall be reimbursed to us by the Adviser in the year such excess is incurred with any partial year assessed and reimbursed on a pro rata basis; and provided, further, that in determining the Company Expenses subject to the Company Expenses Limitation in (b), the following expenses shall be excluded and shall be borne by the Company as incurred without regard to the Company Expenses Limitation in (b): the Management Fee, the Incentive Fee,

organizational and offering expenses (which are subject to the separate cap), amounts incurred in connection with the Company’s borrowings (including collateral agent (security trustee) fees, interest, bank fees, legal fees and other transactional expenses arising out of or related to any borrowing or borrowing facility and similar costs), transfer agent fees, federal, state and local taxes and other governmental charges assessed against the Company, out-of-pocket expenses of calculating the Company’s NAV (including the cost and expenses of any independent valuation firm engaged for that purpose and the costs and expenses of the valuation of the portfolio investments performed by the Company’s independent auditors in order to comply with applicable Public Company Accounting Oversight Board standards), out-of-pocket costs and expenses incurred in connection with arranging or structuring investments and their ongoing operations (including expenses and liabilities related to the formation and ongoing operations of any special purpose entity or entities in connection with an investment), out-of-pocket legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator pertaining to the Company, out-of-pocket costs and expenses relating to any liquidation of the Company, directors and officers/errors and omissions liability insurance, and any extraordinary expenses (such as litigation expenses and indemnification payments). Notwithstanding the foregoing, amounts reimbursed pursuant to the Company Expenses Limitation in any year may be carried forward by the Adviser and recouped in future years where the Company Expenses Limitation is not exceeded but in no event will we carryforward to future periods the amount by which actual annual Company Expenses for a year exceed the Company Expenses Limitation for more than three years from the date on which such expenses were reimbursed.

We are permitted to enter into a credit facility. In connection with borrowings, our lenders may require us to pledge assets, Commitments and/or the right to draw down on Commitments. In this regard, the New Subscription Agreement contractually obligates each of our investors to fund their respective Commitments in order to pay amounts that may become due under any borrowings or other financings or similar obligations.

Financial Condition, Liquidity and Capital Resources

We are currently in the development stage and have not commenced investment operations.

We expect to generate cash from (1) drawing down capital in respect of Units, (2) cash flows from investments and operations and (3) borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary market terms; however, we cannot assure you we will be able to do so.

Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including expenses, the Management Fee, the Incentive Fee, and any indemnification obligations), (3) debt service of any borrowings and (4) cash distributions to the Unitholders.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the board of directors in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation of Portfolio Securities.”

Segment Reporting

In accordance with ASC Topic 280—“Segment Reporting (ASC 280),” the Company has determined that it has a single operating and reporting segment. The Company operates through a single operating and reporting segment with an investment objective to generate interest income and capital appreciation by providing private capital to middle market companies operating in a broad range of industries primarily in North America.

In addition to numerous other factors and metrics, the chief operating decision maker utilizes net income as a key metric in determining the amount of dividends to be distributed to the Company’s shareholders. As the Company’s operations comprise of a single reporting segment, the segment assets are reflected on the Company’s balance sheet as “total assets” and the significant segment expenses are listed on the Company’s statement of operations.

Item 3. Properties.

We maintain our principal executive office at 200 Clarendon Street, 19th Floor, Boston, Massachusetts 02116. We do not own any real estate. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the same area.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

We have not yet commenced commercial activities and will not do so until the Initial Closing Date. We will not raise additional capital prior to the Initial Closing Date, at which point we will raise capital from the issuance of privately offered Units. Following the Exchange, the Company will no longer be a subsidiary of DL VIII.

Item 5. Directors and Executive Officers.

Our business and affairs will be managed under the direction of our board of directors. The majority of the members of our board of directors will at all times consist of Independent Directors. Independent Directors are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company, the Adviser or any of their respective affiliates.

Board of Directors

Our board of directors will have ultimate authority over our operations, but will delegate the authority to manage our assets to the Adviser. Pursuant to the LLC Agreement, our board of directors will initially consist of seven members.

Our board of directors will be divided into three classes, each serving staggered, three-year terms. However, the initial members of the three classes have initial terms of one, two and three years, respectively. The terms of our Class I directors will expire at the 2027 annual meeting of Unitholders; the terms of our Class II directors will expire at the 2028 annual meeting of Unitholders; and the terms of our Class III directors will expire at the 2029 annual meeting of Unitholders. At each annual meeting of the Unitholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of Unitholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

Duties of Officers and Directors

The LLC Agreement provides that our business and affairs will be managed under the direction of our board of directors, which will have the power to appoint our officers. On a regular basis, the board of directors will primarily be responsible for the determination of the NAV of the Units.

Election of Directors

The LLC Agreement provides that the affirmative vote of the holders of a plurality of the outstanding Units entitled to vote in the election of directors cast at a meeting of Unitholders duly called and at which a quorum is present will be required to elect a director. Pursuant to the LLC Agreement, our board of directors may amend the LLC Agreement to alter the vote required to elect directors; provided, that, to the extent required by the 1940 Act, at any time when there are outstanding Preferred Units, the Preferred Unitholders shall have the right, as a class, to elect (i) two additional directors to the board, but shall not elect or vote for the other directors, and (ii) if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units, a majority of the directors.

Number of Directors; Vacancies; Removal

The LLC Agreement provides that the number of directors will be set only by the board of directors. The LLC Agreement provides that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than one or more than twelve unless the LLC Agreement is amended in which case we may have more than twelve directors but never less than one. The LLC Agreement provides that any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

The LLC Agreement provides that a director elected by the Unitholders may be removed only for cause, as defined therein, and then only by the affirmative vote of the holders of 66 2/3% of the then outstanding authorized Units entitled to vote.

Committees of the Board of Directors

Our board of directors has two committees: an audit committee (“Audit Committee”) and a special transactions committee (“Special Transactions Committee”).

Our board of directors also has the authority to form additional committees of the board of directors from time to time to the extent that it determines that it is appropriate to do so.

Audit Committee

The Audit Committee operates pursuant to a charter that has been approved by the board of directors. The Audit Committee is responsible for selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (including compensation therefor), reviewing the independence of our independent accountants and reviewing the adequacy of our internal control over financial reporting, as well as establishing guidelines and making recommendations to our board of directors regarding the valuation of our assets for which market quotations are not readily available. The members of the Audit Committee are David R. Adler, Saverio M. Flemma, Sheila A. Finnerty, R. David Kelly and Andrew W. Tarica each of whom is an Independent Director. Saverio M. Flemma serves as the chairman of the Audit Committee, and has been designated by our board of directors as an “Audit Committee financial expert” under the rules of the SEC.

Special Transactions Committee

The Special Transactions Committee is comprised of David R. Adler, Saverio M. Flemma, Sheila A. Finnerty, R. David Kelly and Andrew W. Tarica, each of whom is considered an Independent Director of the Company.

The Special Transactions Committee will be responsible for reviewing and making certain findings in respect of co-investment transactions under the conditions of the exemptive relief that the Adviser has been granted by the SEC as well as certain other matters pertaining to actual or potential conflicts of interest.

Directors

Information regarding each person who is a member of our board of directors is as follows:

Name	Age	Position(s)	Expiration of Term
Independent Directors
David R. Adler	61	Director	2029
Sheila A. Finnerty	60	Director	2028
Saverio M. Flemma	63	Director	2027
R. David Kelly	62	Lead Director	2028
Andrew W. Tarica	66	Director	2029
Interested Directors
Richard T. Miller	63	President, Director	2027
David Wang	49	Director, Chief Operating Officer	2029

Executive Officers Who Are Not Directors

Information regarding each person who is an executive officer of the Company but who is not a director is as follows:

Name	Age	Position(s)
Andrew Kim	47	Chief Financial Officer and Treasurer
Christopher D. Marzullo	57	Chief Compliance Officer
Joseph Magpayo	61	Secretary

Biographical Information

Independent Directors

David R. Adler is Chief Executive Officer of Adler Asset Management, LLC, a registered investment adviser. He also spent over twenty-four years in Investment Banking at BofA Merrill Lynch in the Financial Institutions Investment Banking Group and at J.P. Morgan Securities Inc. in the Mergers & Acquisitions Group. Mr. Adler received an M.B.A. in Finance from the University of Chicago Graduate School of Business and a B.A. in Economics from the University of Chicago.

Sheila A. Finnerty served as an Executive Managing Director at Liberty Mutual Insurance, a Fortune 100 Company, until her retirement. She has 34 years of experience and is widely respected as a successful investor and strong partner both in the financial markets and in business strategy. As an investor at both Liberty Mutual Investments and Morgan Stanley Investment Management, Sheila successfully managed leveraged finance and alternative credit portfolios as well as being an active member of the internal Investment Committee and the leadership teams that oversaw asset allocation and strategy for these businesses. Prior to joining Liberty Mutual, Sheila held several roles at Morgan Stanley Investment Management (MSIM) including Managing Director as Global Head of High Yield Investments as well as Head of Leveraged Loan Investments. Ms. Finnerty serves as an Independent Board Member for Vista Credit Partners. She is a member of the Board of Trustees of Manhattanville College and serves on the Philanthropy Committee of the May Institute. Sheila is a strong proponent of diversity and inclusion initiatives and is a founding member of Women in Alternative Debt. Ms. Finnerty is a 1988 graduate of The New York University Stern School of Business and a 1986 graduate of Manhattanville College. She is a Charter Holder of the CFA Institute.

Saverio M. Flemma is the founder and President of SF Advisors LLC, a financial advisory firm. He advises companies and business owners on capital structure and financing-related issues as well as company sales. Prior to SF Advisors, Mr. Flemma was a Senior Banker at Drexel Hamilton, LLC, an investment banking and securities brokerage firm. Mr. Flemma joined Drexel Hamilton in 2016 and was responsible for advising on mergers and acquisitions and capital raising transactions. Previously, Mr. Flemma served as a Managing Director in Investment Banking at Deutsche Bank Securities, Chase Securities and Banc of America Securities. Mr. Flemma earned a B.A. in Economics from Rollins College.

R. David Kelly has investment experience serving both public companies and private companies in the financial advisory, real estate development and operating company sectors. Mr. Kelly has served as the Chief Executive Officer and Chairman of the board of directors of Croesus and Company, a real estate investment and advisory firm, since 2014. Mr. Kelly is the managing partner of StraightLine Realty Partners, LLC, an alternative investment platform with investments in real estate financial services and venture capital, which he founded in 2010. Mr. Kelly serves as Lead Director on the Board of Directors of DL VIII and TCW Direct Lending Funds VII LLC. He also serves as Lead Director on the Board of Directors of Invesco’s INREIT and is an at large director of Ashton Woods Homes. He also serves as an Independent Director of Acadia Healthcare. Mr. Kelly serves on the Governing Body of the Children’s Medical Center of Dallas, serving on the Finance Operating and Investment Committees. Mr. Kelly served as Chairman of the Teacher’s Retirement System of Texas from 2007 to 2017. He also served as Chairman of the Texas Public Finance Authority from 2002 to 2006 as a gubernatorial appointee. Mr. Kelly earned a B.A. in Economics from Harvard University and an M.B.A. from Stanford University.

Andrew W. Tarica is the founder and CEO of Meadowbrook Capital Management (“MCM”), a fixed income credit asset management business he founded in 2001. Prior to founding MCM, he was the global head of the high grade corporate bond department at Donaldson, Lufkin & Jenrette from 1992 to 1999. From 1990 to 1992 he ran the investment grade sales and trading department at Kidder Peabody. He began his career at Drexel Burnham in 1983 in the investment grade trading area, where he eventually became the head of trading. He is a member of the Board of Directors of TCW Funds, Inc., TCW Strategic Income Fund, DL VIII, TCW Direct Lending VII, LLC and TCW Star Direct Lending LLC and Chairman of the TCW/MetWest Mutual Funds board. Mr. Tarica is a graduate of Northeastern University.

Interested Directors

Richard T. Miller serves as Group Managing Director and Chief Investment Officer of the TCW Private Credit Group. Mr. Miller joined TCW in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP which he led since the group’s inception in 2001. Mr. Miller has over 30 years of experience in the capital markets and previously was ranked on the Institutional Investor “All American High Yield Research Team” for six consecutive years, focusing primarily on the Metals and Mining sector. Prior to his involvement in high yield research, he was at Chase Manhattan Bank in the Mergers & Acquisitions Group. He then moved on to become a Managing Director with the High Yield Group. Subsequently, he became the Head of High Yield Research at BankBoston Securities and in 1999, Mr. Miller joined UBS as a Managing Director and Head of the Global High Yield Research Group. Mr. Miller currently serves as an ex officio Trustee of the University of Rochester Endowment and is a Board Member of the Nativity Preparatory School and a former Board Member of the Dexter Southfield School. Mr. Miller received his BS from Syracuse University and his MBA from the University of Rochester.

David Wang serves as Group Managing Director and Deputy Head of TCW Private Credit. Prior to joining TCW in 2013, Mr. Wang served as Director in the Capital Markets Group at Houlihan Lokey where he provided financing advisory services to middle market companies and financial sponsors. Prior to joining Houlihan Lokey, he served as Chief Financial Officer of Xinhua Finance, a publicly-traded international provider of financial indices, news, ratings and corporate communications products and services, where he led the company’s global restructuring. Prior to that, Mr. Wang was a Vice President in the leveraged finance investment banking division of Libra Securities and its predecessor firm, U.S. Bancorp Libra. He also previously served as Chief Financial

Officer of Kentucky Electric Steel, a highly successful distressed acquisition and turnaround sponsored by Everest Capital and Libra Securities. Mr. Wang serves or has previously served on the boards of the Center for Duchenne Muscular Dystrophy at UCLA and the California Science Center. Mr. Wang is a graduate of The Wharton School at the University of Pennsylvania where he received a BS in Economics.

Executive Officers Who Are Not Directors

Andrew Kim is a Managing Director in the Client and Fund Reporting group focusing on financial reporting and operations for the Private Credit group. He joined TCW in March 2020. Prior to joining TCW, Mr. Kim was the Chief Financial Officer of a boutique investment fund focused on structured lending and private credit. Prior to that role, he was the Vice President of Finance at Tennenbaum Capital Partners which focused on direct lending, primarily investing in leveraged loans through various complex fund structures. He holds a BS of Finance from the University of Illinois at Urbana-Champaign and an accounting certificate from UCLA. In addition, he is a CFA charterholder.

Christopher D. Marzullo is the Interim Chief Compliance Officer for TCW. In this role, he is responsible for directing and managing all compliance affairs for TCW globally. Prior to joining TCW in July 2025, Mr. Marzullo served as the General Counsel and Chief Compliance Officer at Brandywine Global Investment Management where he was responsible for overseeing and managing all legal and compliance matters globally for the past 17 years. Before joining Brandywine Global, he was Associate General Counsel with Legg Mason, responsible for providing legal and compliance advice to Legg Mason’s various investment advisor subsidiaries. Mr. Marzullo began his career as a trial attorney in Baltimore. Mr. Marzullo earned his BS in Industrial and Labor Relations from Cornell University and his JD magna cum laude from the University of Baltimore School of Law.

Joseph Magpayo manages the Client Services operations teams with responsibilities including wrap fee SMA and mutual fund operations, sales and marketing analytics, client relationship management (CRM) administration, request for proposals (RFP), and consultant databases. He has supervisory responsibilities as a Registered Principal over the Private Client Services group and is also responsible for vendor management over several of TCW’s key outsourcing partners. He has extensive operational, organizational, and people management expertise. Mr. Magpayo joined TCW in 1991. He earned a BA in History from St. Mary’s College, an MA in American Studies from Pepperdine University, and an MBA with a Strategic Management emphasis from Azusa Pacific University.

Our board of directors will adopt a corporate code of ethics that applies to our executive officers. See “Item I(c). Description of Business—Regulation as a Business Development Company—Code of Ethics.”

Item 6. Executive Compensation.

(a)	Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees. Services necessary for our business, including such services provided by our executive officers, will be provided by individuals who are employees of the Adviser, pursuant to the terms of our Advisory Agreement, or through the Administration Agreement. Therefore, our day-to-day investment operations will be managed by the Adviser, and most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Adviser.

None of our executive officers will receive direct compensation from us. Subject to the cap described in “Item 1(c). Description of Business—Expenses,” under the Administration Agreement, we will reimburse the Administrator for expenses incurred by it on our behalf in performing its obligations under the Administration Agreement. Certain of our executive officers, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of our Advisory Agreement, less expenses incurred by the Adviser in performing its services under our Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to our executive officers in addition to their ownership interest.

(b)	Compensation of Independent Directors

Each of our Independent Directors will receive an annual retainer fee of $40,000, payable once per year, if the director attends at least 75% of the meetings held during the previous year. In addition, each of our Independent Directors will receive $1,500 for each board meeting that they participate in. Independent Directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in each board meeting.

Each of our Independent Directors will also receive $533.25 for each Audit Committee meeting that they participate in. With respect to each Audit Committee meeting not held concurrently with a board meeting, Independent Directors will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in such Audit Committee meeting. In addition, each of the chairperson of the Audit Committee and any lead Independent Director will receive an annual retainer of $8,000. No compensation will be paid to directors who are “interested persons,” as that term is defined in the 1940 Act. The Company will not have any retirement or pension plans, or any compensation plans under which the Company’s equity securities would be authorized for issuance.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

(a)	Transactions with Related Persons; Review, Approval or Ratification of Transaction with Related Persons

Investment Management and Advisory Agreement; Administration Agreement

We will enter into the Advisory Agreement with our Adviser pursuant to which we will pay Management Fees and Incentive Fees to the Adviser, and we will enter into the Administration Agreement with the Administrator pursuant to which we will make payments equal to an amount that reimburses the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement.

The Advisory Agreement and the Administration Agreement was approved by our board of directors at the initial board meeting. Unless earlier terminated as described below, each of the Advisory Agreement and the Administration Agreement will remain in effect for a period from their effective date to the second anniversary of such effective date and will remain in effect from year to year thereafter if approved annually by (i) the vote of our board of directors, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our Independent Directors. The Advisory Agreement will automatically terminate in the event of an assignment by the Adviser, see “Item 1A. Risk Factors—Dependence on Key Personnel and Other Management,” and the Administration Agreement will automatically terminate in the event of an assignment by the Administrator. Notwithstanding the foregoing, each of the Advisory Agreement and the Administration Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, provided, that, such termination will be directed or approved by the vote of a majority of our outstanding voting securities, by the vote of our directors, or by the Adviser or Administrator (as applicable). If the Advisory Agreement is terminated according to this paragraph, we will pay the Adviser a pro-rated portion of the Management Fee and Incentive Fee.

Relationship with the Adviser and Potential Conflicts of Interest

We, the Adviser and our respective direct or indirect members, partners, officers, directors, employees, agents and affiliates may be subject to certain potential conflicts of interest in connection with our activities and investments. For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause us to make more speculative investments than we would otherwise make in the absence of such fee structure.

The Private Credit Group is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds and other accounts (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Private Credit Group. In addition, the Adviser’s other funds and separate accounts may take positions in securities and/or issuers that are in a different part of the capital structure of an issuer or adverse to ours.

The members of the senior management and investment teams and the Investment Committee of the Adviser serve or may serve as officers, directors, principals or investment committee members of entities that operate in the same or a related line of business as we do, or of investment funds managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interests or in the best interest of the Unitholders. For example, Mr. Miller and the other members of the Investment Committee have management responsibilities for other investment funds, accounts or other investment vehicles managed by the Adviser or its affiliates.

Our investment objective may overlap with the investment objectives of such investment funds, accounts or other investment vehicles. For example, the Adviser concurrently manages accounts that are pursuing an investment strategy similar to our strategy, and we may compete with these and other entities managed by affiliates of the Adviser for capital and investment opportunities. As a result, those individuals at the Adviser may face conflicts in the allocation of investment opportunities between us and other investment funds or accounts advised by principals of, or affiliated with, the Adviser.

The Adviser has obtained exemptive relief from the SEC that, subject to certain conditions and limitations, permits us and other funds advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the exemptive relief, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among us and such potential co-investment funds based on the allocation policy of the Adviser. Under the Adviser’s allocation policy, an investment opportunity will be allocated to us based on certain criteria, including but not limited to capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. There can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of the Adviser.

Indebtedness of Management

None.

(b)	Promoters and Certain Control Persons

The Adviser may be deemed a promoter of the Company. We will enter into the Advisory Agreement with the Adviser. The Adviser, for its services to us, will be entitled to receive Management Fees and Incentive Fees.

In addition, under the Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our board of directors, to indemnify the Adviser and certain of its affiliates. See “Item 1(c). Description of Business—Investment Management and Advisory Agreement.”

Item 8. Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters.

Market Information

Our outstanding Units will be offered and sold in transactions exempt from registration under the Securities Act under section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is currently no public market for the Units, and we do not expect one to develop.

Our Units will be subject to transfer restrictions as set out in the LLC Agreement. In addition, we intend to commence a Unit repurchase program no later than the second quarter of 2027 in which we intend to repurchase, in each quarter, up to 5% of our Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of our Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ NAV. There is no guarantees that our board of directors will approve such Unit repurchase and further, if approved, our board of directors may amend, suspend or terminate the Unit repurchase program if it deems such action to be in our best interest and the best interest of our Unitholders. As a result, Unit repurchases may not be available each quarter. See “Item 1(c). Description of Business—Unit Repurchase Program” for more information.

Unitholders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the Unitholders.

Valuation of Portfolio Securities

We will determine the NAV per Unit quarterly. The NAV per Unit is equal to the value of our total assets minus liabilities and any Preferred Units outstanding divided by the total number of Units outstanding. At present, we do not have any Preferred Units outstanding.

Oversight for determining fair value is the responsibility of our board of directors of the Company. We and the Adviser value the investments at fair value on a quarterly basis and whenever required by our operating agreement and the 1940 Act. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the valuation committee of our Adviser and reviewed by the Audit Committee of our board of directors. We expect to engage one or more external, independent valuation firms to assist the board in determining the fair market value of our investments for which market quotations are not readily available. Substantially all of our investments are expected to be in loans that do not have readily ascertainable market prices. In connection with that determination, investment professionals from the Adviser will prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of the Adviser in our valuation process could result in a conflict of interest, since the Management Fee is based in part on our gross assets including the amortized cost of portfolio investments purchased with borrowed funds and other forms of leverage.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately our portfolio investments and could lead to undervaluation or overvaluation of our Units. In addition, the valuation of these types of securities may result in substantial write- downs and earnings volatility.

FASB Accounting Standards Codification Topic 820, Fair Value Measurement and Disclosures (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value. The levels used for classifying investments are not necessarily an indication of the risk associated with investing in these securities.

The three-level hierarchy for fair value measurement is defined as follows:

•

Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The types of financial instruments included in Level 1 include unrestricted securities, including equities and derivatives, listed in active markets.

•

Level 2—inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

•

Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

We anticipate that the majority of our investments will fall within Level 3 of the fair value hierarchy.

Distributions

Subject to the requirements of Section 852(a) of the Code and the terms of any indebtedness or Preferred Units, distributions of proceeds will be made to the Unitholders pro rata based on the number of Units held by each Unitholder.

Retention of Proceeds

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any indebtedness or Preferred Units, we may retain, in whole or in part, any proceeds attributable to portfolio investments. Any retained proceeds that represent net investment income will be treated as a deemed distribution by us to the Unitholders and a deemed re-contribution by the Unitholders to us, and the aggregate Undrawn Commitments of all Unitholders will be reduced accordingly. We may use the amounts so retained to make investments, pay our fees and expenses, repay our borrowings, or fund reasonable reserves for our future expenses or other obligations (including obligations to make indemnification advances and payments); provided, however, that, no part of such retained amounts will be used to make any investment for which we would not be permitted to draw down Commitments. We will treat any retained proceeds that represent net investment income as a deemed distribution to Unitholders and a deemed re-contribution by the Unitholders, and the aggregate Undrawn Commitments of all Unitholders will be reduced accordingly. For the avoidance of doubt, even if the Undrawn Commitment of the Units becomes zero, we may continue to retain proceeds that represent net investment income as described above for the purpose of paying our operating costs (including expenses, the Management Fee, the Incentive Fee, payments to the Administrator and any indemnification obligations) and debt service of any borrowings we have made.

Recallable Amounts

Subject to the limitations set forth in “Item 11. Description of Registrant’s Securities to be Registered— Delaware Law and Certain Limited Liability Company Agreement Provisions—Capital Call Mechanics,” a Unitholder may be required to re-contribute amounts previously distributed to it with respect to its Units. The amount that a Unitholder may be required to re-contribute to the Company is referred to as that Unitholder’s “Recallable Amount.” A Unitholder’s “Recallable Amount” is equal to (a) such Unitholder’s share of all portfolio investments that are repaid to the Company, or otherwise recouped by the Company, and distributed to the Unitholder, in whole or in part, reduced by (b) all re-contributions made by such Unitholder.

Reports to Unitholders

We plan to furnish or make available to our Unitholders an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we intend to comply with the periodic reporting requirements of the Exchange Act.

Item 10. Recent Sales of Unregistered Securities.

We have not yet issued any unregistered securities. It is expected that all Units will be issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

Reasons of Exchange Offer

The Exchange Offer is being conducted in order to provide DL VIII’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in DL VIII. Specifically, the Exchange Offer enables DL VIII to offer each unitholder the option to participate in the Company, and therefore remain invested over an indefinite investment horizon, or the option to remain invested in a direct lending vehicle during the remainder of DL VIII’s finite term, with no material change to the existing economics of the unitholder’s investment.

Exemptive Relief

DL VIII, the Company and the Adviser submitted their Split-Off Exemptive Relief Application on December 12, 2025 (File No. 812-15775). DL VIII, the Company and the Adviser expect to obtain the Split-Off Exemptive Order before the completion of the Exchange Offer, which will grant the requested exemptions described in the Split-Off Exemptive Relief Application. It is a condition to the completion of the Exchange Offer that DL VIII and the Company are able to rely on the Split-Off Exemptive Order. Therefore, the Exchange will not occur if the Split-Off Exemptive Order is not granted.

The following requirements must be satisfied in order for DL VIII, the Company and the Adviser to be able to rely on the Split-Off Exemptive Order:

•

The boards of directors of DL VIII and the Company (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) have determined, prior to commencement of the Exchange Offer, that:

•	the Exchange is in the best interests of DL VIII or the Company, as applicable;

•	the interests of unitholders who elect to remain invested in DL VIII and the interests of the exchanging Unitholders will not be diluted as a result of effecting the Exchange; and

•

following the Exchange, all DL VIII unitholders, including the exchanging unitholders, will hold the same pro rata interest in the same underlying portfolio investments as immediately prior to the Exchange.

•

DL VIII’s board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) approve the participation in the Exchange by any “remote” affiliates of DL VIII, (as described in Section 57(d) of the 1940 Act) as required under Section 57(f) of the 1940 Act prior to commencement of the Exchange Offer.

•	A minimum of 25% of DL VIII unitholders (based on units outstanding) have elected to participate in the Exchange Offer as exchanging unitholders.

•	The non-exchanging unitholders who did not wish to participate in the Exchange Offer are not required to tender or redeem their DL VIII Units.

•	The Company’s board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) approve the Advisory Agreement prior to the commencement of the Exchange Offer.

•	DL VIII’s board of directors and DL VIII in its capacity as initial shareholder of the Company approve the Advisory Agreement prior to the commencement of the Exchange Offer.

•	The terms of the Advisory Agreement are fully disclosed to all unitholders in the Exchange Offer.

•	DL VIII does not pay the Adviser any incentive fee in respect of the exchanged DL VIII Units.

•	The investment objectives and policies of the Company are substantially similar to DL VIII’s objectives and strategies.

•	DL VIII management and incentive fees remain unchanged and the Exchange does not result in additional incremental fees for the DL VIII unitholders during the remainder of DL VIII’s finite term.

On August 12, 2025, the boards of directors of DL VIII and the Company made the required determinations under the Split-Off Relief Exemptive Relief Application.

Terms of the Exchange Offer

The closing of the Exchange Offer is subject to various conditions, including that units tenders representing at least 3,186,415 DL VIII Units were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. This number of DL VIII Units represents approximately 25% of the outstanding DL VIII Units as of November 12, 2025. All conditions to the completion of the Exchange Offer were satisfied prior to the expiration of the Exchange Offer and the Exchange is expected to occur on the first business day of the calendar month following the month in which the conditions are satisfied or waived (the “Closing Date”).

The transfer from DL VIII to the Company of the pro rata share of all of the assets and other liabilities held by DL VIII immediately prior to the completion of the Exchange is expected to occur on the Closing Date for value as of the first day of the calendar month following the month in which the conditions to the completion of the Exchange Offer are satisfied or waived (the “Effective Date”). As a result, if the first day of such month is not a business day, the Closing Date will occur after the Effective Date.

If the expiration of the Exchange Offer is not extended and all conditions to the completion of the Exchange Offer are satisfied, it is expected that the Closing Date will be April 1, 2026 and the Effective Date will be April 1, 2026.

For each DL VIII Unit validly tendered and accepted in the Exchange Offer, the investor will be issued one Unit of the Company. Any holder of DL VIII Units during the Exchange Offer period, including any directors or officers of DL VIII or the Company, could participate in the Exchange Offer.

No underwriting fees and commissions will be charged with respect to tendering DL VIII Units in exchange for Units of the Company in the Exchange Offer. All costs and expenses relating to the Exchange will be borne by the Company, including costs associated with organization and operation of the Company.

Item 11. Description of Registrant’s Securities to be Registered.

Description of our Units

Limited Liability Company Units

Under the terms of the LLC Agreement, we retain the right to issue our Units in Subsequent Closings, and payment for such Units may be made over time. Unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of Unitholders and do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding Preferred Units, holders of a majority of the Units entitled to vote in any election of directors may elect all of the directors standing for election. Any Units held by the Adviser shall be voted by or on behalf of the Adviser in the same proportion as the Units not held by the Adviser are voted. Unitholders are entitled to receive proportionately any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding Preferred Units. Upon our liquidation, dissolution or winding up, the Unitholders will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of Unitholders are subject to the rights of the holders of any series of Preferred Units that we may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, our board of directors is authorized to issue Preferred Units in one or more series without Unitholder approval. Prior to the issuance of Preferred Units of each series, our board of directors required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Act as currently in force limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, we must meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and Preferred Units, of at least 150%; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units.

Transfer and Resale Restrictions

Unitholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Units unless (i) we and, if required by our lending arrangements, our lenders give consent, such consent by us not to be unreasonably withheld, and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a Unitholder. There is currently no market for the Units, and there can be no assurance that a market for the Units will develop in the future.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

We were formed on April 14, 2025, and will remain in existence until dissolved in accordance with our LLC Agreement or pursuant to Delaware law.

Term of the Company

The LLC Agreement provides that term of the Company began on the date the certificate of formation was filed with the Secretary of State of the State of Delaware and the Company will continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Delaware Act or as determined by the board of directors.

The Company shall be dissolved (i) upon the determination by our board of directors in its sole discretion to dissolve the Company because it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the 1940 Act and the Advisers Act) or the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including the applicable regulations of the U.S. Department of Labor included within 29 C.F.R. section 2510.3-101, as modified by Section 3(42) of ERISA and otherwise from time to time), the Code, or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Company being taxable as a corporation or association under U.S. federal income tax law), the Company cannot operate effectively in the manner contemplated herein, (ii) if there are no Unitholders, unless the business of the Company is continued in accordance with the LLC Agreement or applicable law, or (iii) upon the entry of a decree of judicial dissolution under applicable law.

Purpose

Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By subscribing for the Units, investors will be admitted as a member of the Company and will be deemed to have agreed to be bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each Unitholder and each person who acquires Units from a Unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Capital Call Mechanics

From time to time in its discretion, the Adviser may draw down all or any portion of the Undrawn Commitment with respect to each Unit upon at least ten business days’ prior written notice to the Unitholders (except that only five business days’ prior written notice will be required with respect to the initial drawdown).

An investor will purchase Units for an aggregate purchase price equal to its Commitment, payable at such times and in such amounts as required by the Company. An investor shall be required to fund a Drawdown Purchase each time the Company delivers a call for capital contribution to such investor. Calls for capital contributions shall be delivered to the individual(s) designated by each investor electronically at least ten business days following the date the notice for capital contribution is dispatched (except that the due date for the initial drawdown with respect to newly issued Units shall not be less than five business days following the date the notice for capital contribution is dispatched) and shall set forth the Drawdown Purchase Price to be paid by such investor to purchase Units on such Drawdown Date.

Calls for capital contributions, or a rescission or postponement of such a call with respect to Units, will be sent to each Unitholder by mail, electronic facsimile, electronic mail or other method of communication deemed reasonable by the Company. A call for capital contributions may be rescinded or postponed by the Company by prompt written notice but no later than the due date specified therein. In the case of a postponement to a specified future date, such notice shall restate the information contained in the original notice, indicating any material changes.

The Drawdown Purchase Price will be at least equal to NAV per Unit in accordance with the limitations under Section 23 of the 1940 Act (which generally prohibits the Company from selling Units at a price below the then-current NAV as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions). Notwithstanding the foregoing, if any Unitholder has failed to make a capital contribution with respect to its applicable Units when due, the Company in its discretion may call for a deficiency drawdown of contributions from the other Unitholders to replace the unpaid contribution upon seven business days’ prior written notice, and any amounts paid by such other Unitholders pursuant to a deficiency drawdown will reduce the remaining Undrawn Commitments of such Unitholders.

The Adviser expects the Company to operate under a fully drawn-down model beginning in the second quarter of 2027, pursuant to which all investor Commitments made thereafter will be fully funded at the time of the investment.

Action by Unitholders

Under the LLC Agreement, Unitholder action can be taken only at an annual or special meeting of Unitholders or by written consent in lieu of a meeting by Unitholders representing at least the number of Units required to approve the matter in question. The LLC Agreement provides that with respect to an annual or special meeting of Unitholders, nominations of persons for election to the board of directors and the proposal of business to be considered by Unitholders may be made only pursuant to our notice of the meeting, as determined by our board of directors.

Amendment of the Limited Liability Company Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, with the prior written consent of (i) in the case of an amendment not affecting the rights of the Preferred Unitholders, a majority in interest of the Unitholders, (ii) in the case of an amendment not affecting the rights of a Unitholder (including rights or protections with respect to tax consequences of Unitholders), a majority in interest of the Preferred Unitholders, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Unitholders) of both the Unitholders and the Preferred Unitholders, a majority in interest of the Unitholders and a majority in interest of the Preferred

Unitholders. Notwithstanding the immediately preceding sentence, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the board of directors and without the need to seek the consent of any Unitholder.

Default Provisions

Pursuant to the LLC Agreement, if a Unitholder fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. The Adviser may waive the requirement to pay interest, in whole or in part.

In addition, if any Unitholder fails to make a capital contribution when due, and has also failed to make such payment on or before the date that is seven business days after the Adviser has given written notice to such Unitholder of such Unitholder’s failure to make such contribution, then the Adviser may, in its discretion, and subject to applicable law, take any actions available under the LLC Agreement or at law or at equity, which may include causing such defaulting Unitholder to forfeit a significant portion of its Units or to Transfer its Units to a third party for a price that is less than the NAV of such Units.

Merger, Sale or Other Disposition of Assets

The board of directors may, without the approval of holders of our outstanding Units, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The board of directors may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without Unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. generally accepted accounting principles. For tax and financial reporting purposes, our fiscal year is a calendar year ending December  31, unless otherwise required by the Code or permitted by law.

Item 12. Indemnification of Directors and Officers.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under the LLC Agreement, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, we have obtained liability insurance for our officers and directors.

Under the Advisory Agreement, we may, to the extent permitted by applicable law, in the discretion of our board of directors, indemnify the Adviser and certain of its affiliates, as described under “Item 1(c). Description of Business—General—Investment Management and Advisory Agreement.”

Item 13. Financial Statements and Supplementary Data.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	List separately all financial statements filed

The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-3.

(b)	Exhibits

Exhibit Index

3.1	Certificate of Formation*

3.2	Limited Liability Company Agreement*

10.1	Amended and Restated Limited Liability Company Agreement*

10.2	Investment Advisory and Management Agreement, by and between TCW Specialty Lending LLC and TCW Asset Management Company LLC*

10.3	Administration Agreement, by and between TCW Specialty Lending LLC and TCW Asset Management Company LLC*

10.4	License Agreement, by and between TCW Specialty Lending LLC and TCW Asset Management Company LLC*

10.5	Indemnification Agreement*

10.6	Custody Agreement, by and between TCW Specialty Lending LLC and U.S. Bank National Association*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TCW SPECIALTY LENDING LLC

By:	/s/ Andrew Kim
Name: Andrew Kim
Title: Chief Financial Officer and Treasurer

Date: January 30, 2026

TCW Specialty Lending LLC Index to Financial Statement

Report of Independent Registered Public Accounting Firm	F-2
Statement of Assets and Liabilities [●], 2025 (Inception)
Notes to Financial Statements	F-3

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F-2

TCW SPECIALTY LENDING LLC

Notes to Financial Statements

[●], 2025 (Inception)

F-3